Exhibit 10.1

OWNERSHIP INTEREST PURCHASE AGREEMENT

THIS OWNERSHIP INTEREST PURCHASE AGREEMENT (together with all Exhibits, Schedules and other documents and instruments incorporated herein by reference, the “Agreement”) is made and entered into as of the 3rd day of October, 2005, by and among Harbinger Private Equity Fund I, L.L.C., Keystone Group Kids, Inc., Michael Lindley (“Lindley”), Marty Weber, Ameris Healthcare Investments, LLC, Rainer Twiford, Al Smith (“Smith”), Mike White, Rodney Cawood (“Cawood”), Buddy Turner, Jeff Cross, Gail Debiec, Brad Gardner, Brad Williams, Don Wert, Rob Minor, Mike McCulla, Jim Shaheen, Rod Gaeta (each a “Seller” and collectively, the “Sellers”), and Universal Health Services, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Sellers collectively own one-hundred percent of the issued and outstanding ownership interests (“Ownership Interests”) issued by KEYS Group Holdings LLC, a Delaware limited liability company (“Keys”), as of the date hereof; and

WHEREAS, Keystone Education and Youth Services, LLC, a Tennessee limited liability company (“Keystone”), and Children’s Comprehensive Services, Inc., a Tennessee corporation (“Childrens”), are each either a wholly owned limited liability company or corporate subsidiary of Keys; and

WHEREAS, Keystone/CCS Partners LLC, a Delaware limited liability company (“KCP”), is eighty-five percent (85%) owned by Keys and fifteen percent (15%) owned by Childrens; and

WHEREAS, Keystone, Childrens and KCP are sometimes referred individually as a “Keys Sub” and sometimes collectively referred to as the “Keys Subs”; and

WHEREAS, the Keys Subs collectively own one-hundred percent of the ownership interests in the entities listed on Exhibit A hereto (collectively, the “Keys Companies”); and

WHEREAS, the Kids First Foundation (“Foundation”) is a non-profit tax exempt entity whose purpose is to provide education and residential facility services; and

WHEREAS, collectively, Keys, the Keys Subs and the Keys Companies are sometimes referred to as the “Keys Group.” The Keys Group provides group home, behavioral health, juvenile detention, educational, and other treatment related services through its wholly owned and operated facilities set forth on Exhibit B hereto (the “Facilities”); and

WHEREAS, Buyer desires to purchase one hundred percent of the Ownership Interests which will be issued and outstanding immediately prior to the Closing (as defined in Section 3.1 below) and Sellers desire to sell to Buyer the Ownership Interests owned by them and to provide for the sale to Buyer of the additional Ownership Interests to be held by the Option Holders (as defined in Section 2.6 below) immediately prior to the Closing, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

TERMS

1.1 Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP. For purposes of this Agreement, “GAAP” shall mean generally accepted accounting principles used in the United States.

1.2 Defined Terms. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms as set forth throughout this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 3.1 below), each Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s right, title and interest in and to all of the Ownership Interests owned by such Seller, as more specifically identified on Schedule 2.1 hereto, all to be free and clear of all liens, charges, claims, pledges, security interests, and encumbrances of any nature whatsoever (collectively, “Liens”). Subject to the terms and conditions of this Agreement, at the Closing, each Option Holder (as such term is defined in Section 2.6 below) all of whom shall have executed a joinder to this Agreement as contemplated by Section 2.6 hereof (each, a “Selling Option Holder” and, together with the Sellers, “Selling Persons”), shall sell, transfer and deliver to Buyer, and Buyer shall purchase from each Selling Option Holder, all of such Selling Option Holder’s right, title and interest in and to all of the Ownership Interests that will be owned by such Selling Option Holder, as more specifically identified on Schedule 2.1 hereto, immediately prior to the Closing, all to be free and clear of all Liens.

2.2 Purchase Price. The aggregate purchase price for all of the Ownership Interests shall be an amount equal to Two Hundred Ten Million Dollars ($210,000,000) (“Purchase Price”), payable in the manner set forth below. The Purchase Price is subject to adjustment as set forth in Sections 2.3 and 2.7 below. Following the payments described in Sections 3.5(a)(i) through 3.5(a)(vii), the net proceeds of the Purchase Price shall be allocated among the Selling Persons in accordance with their respective proportionate ownership of the Ownership Interests as set forth on the signature page hereto or joinder agreement, as applicable, executed by such Selling Person (“Pro Rata Share”).

(a) Reserved.

(b) On the Closing Date (as defined in Section 3.1 below), Buyer shall deposit or cause to be deposited into an interest bearing escrow account, an amount equal to Sixteen Million Five Hundred Thousand Dollars ($16,500,000) (the “Escrow Amount”), with a mutually acceptable escrow agent (the “Escrow Agent”) under the terms and provisions of an escrow agreement in substantially the form of Exhibit C hereto (the “Escrow Agreement”), which such Escrow Amount shall be held in escrow by the Escrow Agent until determination and payment of the Escrow Amount as set forth in the Escrow Agreement. Such Escrow Amount shall be used: (i) to help satisfy any indemnification claims made by Buyer under this Agreement; and (ii) to help satisfy the Sellers’ obligations pursuant to Sections 2.10, 2.11, 2.12, 2.13 and 2.14, all amounts due to Buyer, if any, and amounts owed to the Independent Auditor

(as such term is defined in Section 2.3) by Selling Persons pursuant to the Aggregate Net Working Capital (as such term is defined in Section 2.3 below) adjustment, and (iii) for such other items mutually agreed to by the parties. Any interest or other earnings on the Escrow Amount shall be paid by the Escrow Agent on a pro-rata basis to the party or parties to this Agreement in accordance with the proportionate share of the Escrow Amount delivered to such party or parties. In the event that, before the end of the fourteenth (14th) month following the Closing, Buyer has not submitted claims for indemnification under Section 7.10(c) of this Agreement with an aggregate value in excess of One Hundred Thousand Dollars ($100,000), Five Million Dollars ($5,000,000) of the Escrow Amount, together with the interest accrued thereon, shall be released to Selling Persons in accordance with the terms of the Escrow Agreement as soon as practicable and divided among the Selling Persons in accordance with the Pro Rata Share. The parties further agree that in the event that the entire One Million Five Hundred Thousand Dollars ($1,500,000) portion of the Escrow Amount that has been designated by the parties to help satisfy any amounts due to Buyer or the Independent Auditor by Selling Persons pursuant to the Aggregate Net Working Capital adjustment (“Aggregate Net Working Capital Designated Amount”) is not required to be used to pay Buyer amounts due to Buyer under Section 2.3 or not required to be used to pay amounts due to the Independent Auditor by Selling Persons under Section 2.3, then within ten (10) days following the final determination of the Aggregate Net Working Capital (as set forth in Section 2.3 below), the unused portion of Aggregate Net Working Capital Designated Amount, together with the interest accrued thereon, shall be released to Selling Persons in accordance with the terms of the Escrow Agreement and divided among the Selling Persons in accordance with the Pro Rata Share. Notwithstanding anything to the contrary set forth in this Agreement, (i) the Selling Persons shall be deemed jointly and severally liable with respect to claims made under this Agreement only to the extent of the funds then held by the Escrow Agent pursuant to the Escrow Agreement; and (ii) Buyer shall obtain payment of any claim hereunder from the funds held by the Escrow Agent and, to the extent such funds are insufficient or unavailable, from the Selling Persons severally in accordance with their respective Pro Rata Share.

2.3 Purchase Price Working Capital Adjustment.

(a) The Purchase Price set forth in Section 2.2 above is based on the requirement that the Aggregate Net Working Capital of the Keys Group (as such term is defined on Exhibit D hereto) as of the Closing Date shall not be less than Thirteen Million Three Hundred Twenty-Five Thousand Dollars ($13,325,000) (the “Target Amount”).

(b) Within one hundred twenty (120) days following the Closing, Buyer and the Sellers’ Representative (as defined in Section 9.12) shall mutually agree upon a final determination of the Aggregate Net Working Capital of the Keys Group as of the Closing Date and such determination shall be binding upon all the parties. Such determination shall be made in a manner that is consistent with: (i) the accounting principles and illustrative calculation set forth on Exhibit E hereto; (ii) the historical practices of each member of the Keys Group, consistently applied; and (iii) Financial Statements. For purposes of determining the Aggregate Net Working Capital of the Keys Group as of the Closing, after the Closing, Buyer shall cause the Keys Group, at the sole cost and expense of the Selling Persons (i) to permit agents of Sellers’ Representative, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Keys Group which are in the possession of Buyer or its affiliates (including the members of the Keys Group); and (ii) to make available for consultation the financial personnel and agents of the Keys Group, including, without limitation, its accountants. Notwithstanding the foregoing, in the event Buyer and the Sellers’ Representative are unable to agree on the Aggregate Net Working Capital of the Keys Group as of the Closing Date within such one hundred twenty (120) day period, Buyer and Sellers’ Representative shall mutually engage the Philadelphia office of Deloitte & Touche LLP or such other independent accounting firm agreed upon by

Buyer and Sellers’ Representative (the “Independent Auditor”) who using: (i) the accounting principles and illustrative calculation set forth on Exhibit E hereto; (ii) the historical practices of each member of the Keys Group, consistently applied by each such member; and (iii) the Financial Statements, shall make a final determination of the Aggregate Net Working Capital of the Keys Group as of the Closing Date. The written report (the “Report”) of the Independent Auditor shall be binding upon the parties and the fees and expenses of the Independent Auditor shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Selling Persons; provided, that Selling Persons shall cause the Escrow Agent to pay their portion of such fees and expenses, if any, out of the Aggregate Net Working Capital Designated Amount, but only to the extent funds to be paid to Buyer pursuant to Section 2.3(c) are less than the Aggregate Net Working Capital Designated Amount. Notwithstanding any statement contained in this Agreement to the contrary, if the Report is not, for whatever reason, finalized and delivered to Sellers’ Representative and Buyer within one hundred eighty (180) days of the Closing, then the dispute of the parties regarding the Aggregate Net Working Capital of the Keys Group as of the Closing Date may be submitted for resolution by Sellers’ Representative or Buyer to binding arbitration in accordance with Section 9.16.

(c) Within five (5) days following the final determination of the Aggregate Net Working Capital of the Keys Group as of the Closing Date in the manner set forth in Section 2.3(b) above, to the extent required, a final adjustment to the Purchase Price will be made by Buyer or Selling Persons. In the event that the Aggregate Net Working Capital of the Keys Group as of the Closing Date is less than the Target Amount, the Purchase Price shall be reduced dollar for dollar by the amount that the Aggregate Net Working Capital of the Keys Group as of the Closing Date is less than the Target Amount, Selling Persons shall cause the Escrow Agent to pay such difference to Buyer out of the Escrow Amount within the five (5) day period set forth above. In the event that the Aggregate Net Working Capital of the Keys Group as of the Closing Date is greater than the Target Amount, the Purchase Price shall be increased dollar for dollar by the amount that the Aggregate Net Working Capital of the Keys Group as of the Closing Date exceeds the Target Amount and Buyer shall pay such difference to the account or accounts designated by the Sellers’ Representative within the five (5) day period set forth above and such amounts shall be divided among the Selling Persons by the Sellers’ Representative in accordance with their respective Pro Rata Share.

(d) The provisions of this Section 2.3 shall be the sole and exclusive remedy for any disputes or disagreements concerning the determination of the Aggregate Net Working Capital of the Keys Group. Buyer shall not be entitled to seek indemnification with respect to a breach of any representation or warranty made by Management Sellers or Sellers that is based on the Aggregate Net Working Capital of the Keys Group.

2.4 Reserved.

2.5 Severance Payments. Selling Persons agree that they are responsible for paying, or for causing the Keys Group to pay prior to the Closing, all of the severance payments due to employees of the Keys Group as a direct result of the consummation of the transactions set forth in this Agreement, including, without limitation, the $3,904,778 to be divided among the persons set forth on Schedule 2.5 hereto as determined by the Keys Group prior to Closing (“Severance Payments”). Management Sellers (as defined in Section 4.1) represent and warrant that, other than those set forth on Schedule 2.5 hereto, there are no payments arising solely in connection with the consummation of the transactions set forth in this Agreement that have been promised by the Keys Group or are due to any employee by the Keys Group. In the event that any portion of the Severance Payments have not been paid as of the Closing (“Unpaid Severance”), at Closing, Selling Persons shall cause the Unpaid Severance amounts to be paid out of the Purchase Price proceeds. On the Closing Date, Sellers’ Representative shall deliver releases (the “Severance Releases”) to Buyer, in a form reasonably satisfactory to Buyer, executed by each of the persons listed on Schedule 2.5 hereto.

2.6 Option Holders Set forth on Schedule 2.6 hereto is a list of all persons (the “Option Holders”) who hold options and/or warrants to acquire shares of Keys ownership interests. Immediately prior to the Closing, all of the Keys outstanding options and/or warrants held by the Option Holders will become immediately exercisable and fully vested in accordance with their terms and each Option Holder will exercise such Option Holder’s options and/or warrants and will satisfy the applicable exercise price and applicable withholding Taxes through the cashless exercise arrangement described below. To facilitate the cashless exercise arrangement, Keys shall, immediately prior to the exercise of the options and/or warrants, establish a per share fair value of Keys common ownership interest (the “Per Share Value”), taking into consideration the Purchase Price (and any adjustments required by this Agreement which are known prior to Closing) and the number of shares of Keys common Ownership Interests then outstanding and shares of Keys common Ownership Interests issuable upon the exercise of outstanding options and/or warrants. Upon exercise of the options and/or warrants, each Option Holder will receive a number of whole and fractional shares of Keys common Ownership Interests equal to (i) the aggregate spread value (i.e., the excess of the Per Share Value over the exercise price) of such Option Holder’s options and/or warrants divided by the Per Share Value (ii) less the amount of applicable withholding Taxes.

2.7 Cash Retention and Adjustment. Other than (i) routine petty cash amounts held by a member of the Keys Group in connection with a Facility in the aggregate amount of $80,000 (“Petty Cash”) and (ii) the net cash proceeds to be received by Keys (the “Magnolia Cash”) in connection with the sale of real property by Keystone NPS, LLC located on Magnolia Avenue, Riverside, California (assuming such sale is consummated prior to the Closing), which amount the Management Sellers anticipate to be $886,000, Selling Persons shall be entitled to retain any cash on the balance sheet of Keys as of the Effective Date (as hereinafter defined) (“Book Cash”). It is contemplated that Book Cash as of the Effective Date will equal the sum of the Petty Cash plus the Magnolia Cash, and that Keys will retain sufficient cash in its bank accounts to satisfy all checks which are outstanding as of the Effective Date. In the event that the Book Cash as of the Effective Date is greater than the sum of the Petty Cash plus the Magnolia Cash (after giving effect to any distributions of cash to the Selling Persons in connection with the transactions contemplated by this Agreement), the Purchase Price shall be increased by the amount of such excess and Buyer shall, within five (5) days after determination of such excess, pay such excess to the account(s) designated by the Sellers’ Representative, which shall distribute such amounts to the Selling Persons, according to their Pro Rata Share. In the event that the Book Cash as of the Effective Date is less than the sum of the Petty Cash plus the Magnolia Cash (after giving effect to any such distributions), the Purchase Price shall be decreased by the amount of such deficiency and Selling Persons (acting through the Sellers’ Representative) shall cause such amount to be paid to Buyer from the funds held by the Escrow Agent. The determination of Book Cash as of the Effective Date shall be made in accordance with (i) the procedures set forth on Schedule 2.7 hereto; (ii) GAAP; and (iii) Financial Statements. Nothing contained herein shall permit either the Selling Persons or Buyer to have any rights with respect cash amounts as listed in the “cash” section of the consolidated balance sheet in either the Resident Recreational Account or the Cash on Hand-Patient Trt Account.

2.8 Satisfaction of Indebtedness. On the Closing Date, Selling Persons shall use a portion of the Purchase Price to pay, discharge and satisfy in full those obligations set forth on Schedule 2.8 hereto (collectively the “Indebtedness Amount”).

2.9 Options and Severance Payments Tax Benefit. Selling Persons, Sellers’ Representative and Buyer acknowledge that the Keys Group will be generally entitled to claim a deduction for Tax purposes for the taxable period ending on or including the Closing Date for the amount of the Severance Payments paid to employees of the Keys Group and the value of the Keys common Ownership Interests received by the Option Holders on the cashless exercise arrangement as described in Section 2.5 and Section 2.6. The calculation of such tax deduction (the “Tax Deduction”) is set forth in a letter delivered to Buyer as of the date hereof (the “Letter”). When Buyer or the Keys Group files a Tax Return that utilizes the option and severance Tax benefit, Buyer shall pay the utilized amount, not to exceed in the aggregate the amount set forth in the Letter, to the account or accounts designated by the Sellers’ Representative within five (5) days of the filing of such Tax Return and such amounts shall be divided among the Selling Persons by the Sellers’ Representative in accordance with their respective Pro Rata Share. If, after paying the amount set forth in the Letter to Selling Persons, Buyer is required to pay all or a portion of the Tax Deduction to the applicable Authority, Selling Persons shall reimburse Buyer for such amount, together with interest and penalties, and pay in accordance with the respective Pro Rata Share.

2.10 Professional Liability and Workers Compensation Accrual.

(a) The parties agree and acknowledge that the consolidated balance sheet of the Keys Group dated as of May 31, 2005 included accruals for current and long term professional liability matters in the amount of $1,452,423 (the “Initial Professional Liability Accrual”) and for current and long term workers compensation matters in the amount of $3,919,833 (the “Initial WC Accrual” and, together with the Initial Professional Liability Accrual, the “Initial Accruals”). During the five year period following the Closing, Buyer shall have the right to make a one-time election to invoke the provisions of Section 2.10(b) and 2.10(c). Buyer shall exercise such right by written notice to Sellers’ Representative.

(b) Following the election of Buyer as set forth above, the Nashville office of Ernst & Young (in coordination with such other offices of Ernst & Young as may be reasonably necessary), or such other accounting or actuarial firm acceptable to Buyer and Sellers’ Representative (the “Actuary”), shall determine the amounts that would have been proper for Keys Group to accrue as of May 31, 2005 for professional liability (the “Professional Liability Look Back Amount”) and workers compensation (the “WC Lookback Amount” and, together with the Professional Liability Lookback Amount, the “Lookback Amounts”) if the actuarial analysis that was used in developing the Initial Accruals was able to include the experience of Keys Group between May 31, 2005 and the date on which Buyer exercises its rights under Section 2.10(a) (the “Lookback Date”). Such determination shall be made in accordance with (1) the terms and conditions of this Agreement; (2) the actuarial methods and assumptions used in developing the Initial Accruals, including without limitation those attached hereto as Exhibit 2.10, together with those used historically by Keys Group with respect to such matters; and (3) other actuarial practices and assumptions of the American Society of Actuaries. Buyer and Sellers’ Representative shall instruct the Actuary to use its reasonable best efforts to provide Buyer and Sellers’ Representative with a written report setting forth the Lookback Amounts within sixty (60) days after the Lookback Date. The fees and expenses of the Actuary shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Selling Persons. Selling Persons may cause Escrow Agent to pay their portion of such fees and expenses out of the funds then held by the Escrow Agent, if any; provided that in the event the funds then held by the Escrow Agent are insufficient to pay such expenses in full, the Selling Persons shall be obligated to pay such deficiency in accordance with their respective Pro Rata Share.

(c) Within five (5) days following the final determination of the Lookback Amounts in the manner set forth in Section 2.10(b), an adjustment to the Purchase Price will be made by Buyer or Selling Persons. In the event that the Lookback Amounts are less than the Initial Accruals, the Purchase Price shall be increased by 50% of the amount by which the Lookback Amounts are less than the Initial

Accruals and Buyer shall pay such 50% to the account or accounts designated by the Sellers’ Representative within the five (5) day period set forth above and such amounts shall be divided among the Selling Persons in accordance with their respective Pro Rata Share. In the event that the Lookback Amounts are more than the Initial Accruals, the Purchase Price shall be reduced by 50% of the amount by which the Lookback Amounts are greater than the Initial Accruals and Selling Persons (acting through the Sellers’ Representative) shall cause the Escrow Agent to pay such 50% to Buyer out of the Escrow Amount within the five (5) day period set forth above; provided that in the event the funds then held by the Escrow Agent are insufficient to pay such difference to Buyer, Selling Persons shall be obligated to pay Buyer such deficiency in accordance with their respective Pro Rata Share. Notwithstanding the foregoing, in no event shall Selling Persons be obligated to pay, or to require the Escrow Agent to pay, Buyer more than 100% of the Initial Accruals.

(d) The provisions of this Section 2.10 shall be the sole and exclusive remedy for any disputes or disagreements concerning the accruals of Keys Group with respect to professional liability and workers compensation matters. Buyer shall not be entitled to seek indemnification with respect to a breach of any representation or warranty made by Management Sellers or Sellers with respect to the accruals for professional liability and workers compensation matters, including without limitation those set forth in Section 4.1(g).

2.11 Taxes.

(a) The parties agree and acknowledge that the consolidated balance sheet of the Keys Group dated as of June 30, 2005 included a current liability for accruals with respect to federal and state income Taxes of the Keys Group that is presented as Income Taxes Payable and Other Short Term Liabilities in the amount of $4,370,608 (the “June Tax Accruals”) (such June Tax Accruals less the amount determined to be applicable to deferred federal and state income Taxes in accordance with Section 2.11(b) (the “June Deferred Income Tax Accrual”) and less the Contingency Reserve (as defined hereafter in Section 2.11(c)) collectively, the “June Income Tax Accrual”). In the event that, between the Closing and the five year period following the Closing (“Tax Date”), Buyer or the Keys Group has liability for any federal or state income Taxes with respect to the Keys Group for any period ending on or before September 30, 2005 (a “Pre-Closing Period”) (excluding the amount of the Options and Severance Payments Tax benefit as determined in Section 2.9) in excess of the June Income Tax Accrual, the Purchase Price shall be decreased by such amount and Selling Persons (acting through the Sellers’ Representative) shall cause the Escrow Agent to pay such amounts to Buyer out of the Escrow Amount within thirty (30) days after receipt of the applicable invoice(s) from Buyer; provided that in the event the funds then held by the Escrow Agent are insufficient to pay Buyer in full, the Selling Persons shall be obligated to pay Buyer such deficiency in accordance with their respective Pro Rata Share. In the event that, between the Closing and the Tax Date, the Buyer’s or Keys Group’s liability for any federal or state income Taxes with respect to the Keys Group for any Pre-Closing Period (excluding the amount of the Options and Severance Payments Tax benefit as determined in Section 2.9) is less than the June Income Tax Accrual, the Purchase Price shall be increased by such amount and Buyer shall pay such difference to the account or accounts designated by the Sellers’ Representative within five (5) days following the Tax Date, which amounts the Sellers’ Representative shall distribute among the Selling Persons in accordance with their respective Pro Rata Share. For purposes of this Section 2.11(a), income Taxes with respect to any taxable period beginning prior to September 30, 2005 but ending after September 30, 2005 shall be allocated to the Pre-Closing Period using an interim closing of the books method and such income Taxes shall be deemed to be income Taxes of a Pre-Closing Period. The provisions of this Section 2.11(a) shall be the sole and exclusive remedy for any disputes or disagreements concerning the accruals of Keys Group with respect to federal and state income Taxes. Buyer shall not be entitled to seek indemnification with respect to a breach of any representation or warranty made by Management Sellers or Sellers with respect to the accruals for Taxes, including without limitation those set forth in Section 4.1(e) and (g).

(b) The parties further agree and acknowledge that Buyer and the Sellers’ Representative shall determine the portion of the June Tax Accruals that should have been characterized as the June Deferred Income Tax Accrual as of June 30, 2005. Such determination shall be based upon the completion of a tax provision performed within sixty (60) days of the completion of any Tax Return that includes the June 30, 2005 tax period date in a manner that is consistent with the historical practices of each member of the Keys Group, consistently applied.

(c) The parties further agree and acknowledge that Keys included a current liability for federal and state income Tax contingencies (the “Contingency Reserve”) in its June Tax Accruals in the amount of $2,086,504. In the event that, between the Closing and the Tax Date, Buyer or the Keys Group pays any federal or state income Taxes with respect to the Keys Group for the Pre-Closing Period in excess of the Contingency Reserve as a result of an applicable Authority making adjustments to federal or state income Tax Returns of the Keys Group with respect to a Pre-Closing Period, the Purchase Price shall be decreased by such amount and Selling Persons (acting through the Sellers’ Representative) shall cause the Escrow Agent to pay such amounts to Buyer out of the Escrow Amount within thirty (30) days after receipt of the applicable invoice(s) from Buyer; provided that in the event the funds then held by the Escrow Agent are insufficient to pay Buyer in full, the Selling Persons shall be obligated to pay Buyer such deficiency in accordance with their respective Pro Rata Share.

2.12 Construction Projects. The parties acknowledge that various construction and/or renovation projects of the Keys Group will not be completed prior to Closing. With respect to those construction and/or renovation projects described on Schedule 2.12 (each, a “Project” and collectively, the “Projects”), Buyer shall cause Keys to send Sellers’ Representative a monthly invoice of the construction and/or renovation costs paid by any member of the Keys Group between the Closing and the twelve month period following Closing pursuant to the applicable Contract (without giving effect to any change orders issued in connection therewith following Closing or amendments to such Contracts entered following the Closing). In the event that the amount(s) reflected on any such invoice, in the aggregate, exceeds (i) the sums paid by the applicable member of the Keys Group prior to Closing with respect to such Project plus (ii) the applicable accrual made with respect to that Project as set forth in Schedule 2.12 (the “Project Accruals”), the Purchase Price shall be reduced by such amount(s) and Selling Persons (acting through the Sellers’ Representative) shall cause the Escrow Agent to pay such amounts to Buyer out of the Escrow Amount within thirty (30) days after receipt of the applicable invoice(s). Notwithstanding the foregoing, in no event shall Selling Persons be obligated to pay, or to require the Escrow Agent to pay, Buyer more than the difference between the sums paid by the applicable member of the Keys Group prior to Closing with respect to such Project plus the applicable Project Accruals and (ii) the specified amount, if any, required to be paid by the Keys Group pursuant to the applicable Contract as set forth on Schedule 2.12. Buyer shall not be entitled to seek indemnification with respect to a breach of any representation or warranty made by Management Sellers or Sellers with respect to the accruals for the Projects, including without limitation those set forth in Section 4.1(g).

2.13 Guaranty. In the event that, as of the Closing, the amount outstanding pursuant to the Foundation’s line of credit from First Tennessee exceeds One Million One Hundred Thousand Dollars, the Purchase Price shall be decreased by such excess and Selling Persons (acting through the Sellers’ Representative) shall cause the Escrow Agent to pay such excess to Buyer out of the Escrow Amount within five (5) days after the Closing. The provisions of this Section 2.13 shall be the sole and exclusive remedy for any disputes or disagreements concerning the accruals of the Keys Group with respect to the Foundation’s line of credit. Buyer shall not be entitled to seek indemnification with respect to a breach of any representation or warranty made by Management Sellers or Sellers with respect to the accruals for the Foundation’s line of credit, including without limitation those set forth in Section 4.1(g).

2.14 Notes. Following the Closing, the Buyer shall provide Seller’s Representative with written notice (the “Promissory Notice”) of the failure of the applicable member of the Keys Group to receive amounts due pursuant to the promissory notes set forth on Schedule 2.14 (the “Notes”) after the Closing. The Promissory Notice shall include an offer to convey the Notes, together with any security therefor, to Selling Persons in exchange for cash in an amount equal to the discounted cash flows that would otherwise be due under the applicable Note (using the interest rate and remaining term set forth in the applicable Note) (the “Note Price”). Sellers’ Representative shall send Buyer written notice of the acceptance of the offer within fifteen (15) days after the receipt of the Promissory Notice. As soon as reasonably practical after such acceptance, (A) Sellers’ Representative and Buyer shall execute and deliver such documents and instruments of conveyance as may be reasonably necessary or appropriate to effect the transfer of the Notes and security therefore; and (B) the Purchase Price shall be decreased by the Note Price and Selling Persons (acting through the Sellers’ Representative) shall cause the Escrow Agent to pay the Note Price to Buyer out of the Escrow Amount; provided that in the event the funds then held by the Escrow Agent are insufficient to pay Buyer in full, the Selling Persons shall be obligated to pay Buyer such deficiency in accordance with their respective Pro Rata Share. The provisions of this Section 2.14 shall be the sole and exclusive remedy for any disputes or disagreements concerning the accruals of Keys Group with respect to the Notes. Buyer shall not be entitled to seek indemnification with respect to a breach of any representation or warranty made by Management Sellers or Sellers with respect to the accruals for the Notes, including without limitation those set forth in Section 4.1(g).

ARTICLE 3

CLOSING

3.1 Closing Date. The sale and purchase of the Ownership Interests shall be consummated at a closing (the “Closing”) to be held at 10:00 a.m. prevailing time, at such location as agreed upon by the parties. The Closing shall occur within ten (10) days after the satisfaction or waiver of all conditions precedent specified in Article 6 or such other mutually agreeable date after the satisfaction or waiver of all the conditions precedent specified in Article 6 (the “Closing Date”). It is the parties’ intention that the Closing occur on or before October 7, 2005. In the event that the Closing occurs on or by October 7, 2005, the Closing shall be effective as of 12:00 a.m., October 1, 2005. Otherwise, the Closing shall be effective as agreed in writing by Buyer and Sellers’ Representative (the “Effective Date”). If the Closing does not occur on or before October 31, 2005 or such other date that the Buyer and Sellers’ Representative have mutually agreed upon in writing, then this Agreement may be terminated in accordance with Section 8.1(e).

3.2 Deliveries of Sellers’ Representative and Management Sellers. At the Closing, Sellers’ Representative shall deliver (or cause to be delivered) to Buyer the following:

(a) duly executed originals of such assignments and other instruments of sale, conveyance, transfer and assignment as are necessary or appropriate to sell, convey, transfer and assign to Buyer all of Selling Persons’ right, title and interest in and to all of the Ownership Interests, in form and substance reasonably satisfactory to the parties;

(b) certificate of Management Sellers dated as of the Closing Date, certifying that all conditions specified in Sections 6.1(a) and 6.1(c) have been fulfilled and that all conditions specified in Section 6.2 (other than Sections 6.2(a) and 6.2(c)) have been fulfilled or that the satisfaction of any of such conditions has been waived;

(c) certificates of each Selling Person that is not an individual dated as of the Closing Date: (i) certifying the signatures and authority of the persons/entities, executing this Agreement and all agreements and documents contemplated hereby on behalf of such Selling Person; and (ii) certifying the resolutions of each Selling Person who is not an individual authorizing the execution, delivery and performance of this Agreement and the execution, delivery and performance of all agreements, documents and transactions contemplated hereby and the consummation of all transactions and other commitments and obligations contemplated by this Agreement;

(d) reserved;

(e) the Escrow Agreement executed by Selling Persons and the Escrow Agent;

(f) notwithstanding that this transaction is a purchase of Ownership Interests, the consent of each third-party to the Contracts (as such term is defined in Section 4.1(i) below) listed on Schedule 6.1(h)(i);

(g) resignations of each of the directors and officers of each member of the Keys Group;

(h) a release in substantially the form set forth on Exhibit F hereto (“Release”) executed by each of the Selling Persons;

(i) evidence that each of the options and warrants set forth on Schedule 2.6, has either been exercised or terminated;

(j) evidence that each option and warrant holder who exercised his/her/its options and/or warrants on or prior to the Closing has executed and delivered to Buyer a joinder to this Agreement;

(k) an opinion of counsel for the Selling Persons listed on Schedule 3.2(k) in a form agreed to by Buyer and Sellers’ Representative; and

(l) a certificate executed by Management Sellers certifying, to the Knowledge of Management Sellers, the Pro Rata Share of each Selling Person.

3.3 Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Sellers’ Representative the following:

(a) the Purchase Price in the manner set forth in Section 3.5 below;

(b) a certificate of Buyer, dated as of the Closing Date, certifying that all conditions specified in Sections 6.2(a) and 6.2(c) have been fulfilled and that all conditions specified in Section 6.1 (other than Sections 6.1(a) and 6.1(c)) have been fulfilled or that the satisfaction of any of such conditions has been waived;

(c) a certificate of the Secretary or an Assistant Secretary of Buyer, dated as of the Closing Date: (i) certifying the signatures and authority of the persons/entities executing this Agreement and all agreements and documents contemplated hereby on behalf of Buyer; and (ii) attaching to such certificate true, correct and complete copies of: (A) the certificate of incorporation of Buyer; (B) the bylaws of Buyer; and (C) the resolutions of Buyer which authorize the execution, delivery and performance by Buyer of this Agreement and the execution, delivery and performance of all agreements, documents and transactions contemplated hereby and the consummation of all transactions and other commitments and obligations contemplated by this Agreement;

(d) reserved;

(e) the Escrow Agreement executed by Buyer; and

(f) an opinion of counsel for Buyer (which may be in-house counsel) in a form agreed to by Sellers’ Representative and Buyer.

3.4 Tax Matters.

(a) Buyer shall pay all transfer, real property transfer, documentary stamp and other similar taxes and all recording, filing and other fees and costs with respect to the sale and purchase of the Ownership Interests, if any.

(b) In order to provide a source of funds to rectify any over payments or underpayments of distributions of available cash by Keys pursuant to Section 4.4 of the Operating Agreement (as defined in Section 9.17), as amended, the Selling Persons shall cause Two Million Dollars ($2,000,000) of the Purchase Price (the “Tax Amount”) to be held in escrow and disbursed by U.S. Bank National Association, a national banking association (“Tax Agent”), in accordance with the terms and conditions of an escrow agreement to be executed by Selling Persons and Tax Agent.

3.5 Payment of the Purchase Price.

(a) In order to assist the Selling Persons, and at their request, and subject to fulfillment of all of Buyer’s conditions to Closing hereunder, Buyer agrees to pay the Purchase Price at Closing by delivering the following amounts in immediately available funds to Waller Lansden Dortch & Davis, PLLC (“Waller Lansden”) for prompt subsequent distribution to the following persons:

(i) to the Escrow Agent an amount equal to the Escrow Amount plus 50% of the amount of any fees due to the Escrow Agent as of the Closing;

(ii) to the persons whose names are set forth in Schedule 2.5, an aggregate amount equal to $2,854,660, which amount shall be allocated among such persons in accordance with the instructions of Keys Group;

(iii) reserved;

(iv) to the persons whose names are set forth in Schedule 3.5.(a)(iv), the amounts determined in accordance with the payoff letters attached to such Schedule, said Schedule to be provided to Buyer and Waller Lansden no later than two (2) business days prior to the Closing;

(v) reserved;

(vi) to the Tax Agent an amount equal to the Tax Amount plus the initial fee due to the Tax Agent as of the Closing;

(vii) to the Sellers’ Representative an amount equal to $1,250,000 (the “Sellers’ Representative Reserve”);

(viii) to CIT Capital Securities LLC, an amount equal to $300,000;

(ix) to Waller Lansden, an amount equal to its fees and expenses as approved by the Sellers’ Representative or the Keys Group prior to Closing; and

(x) to each Selling Person its Pro Rata Share of the balance of the Purchase Price.

(b) The parties agree that the payment of the Purchase Price in the manner provided for in this Section is for the convenience of Selling Persons only. In no way shall the making of such payments in the manner set forth in this Section 3.5 relieve, or be interpreted as relieving, the Selling Persons from their obligations to make the payments which they are obligated to make under this Agreement in the event the payments made under this Section 3.5 shall prove to be insufficient to fulfill Selling Persons’ obligations hereunder. Neither shall the making of the payments called for in this Section 3.5 in any way obligate Buyer to make payments pursuant to this Section 3.5 which in the aggregate are greater than the amount of the Purchase Price.

(c) At the Closing, the Sellers’ Representative and Buyer shall execute and deliver a closing statement in form and substance satisfactory to them, confirming the amounts to be paid as provided in this Section 3.5. Waller Lansden shall be entitled to rely on such Closing Statement and Exhibit 3.5 attached hereto and incorporated herein by reference.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Management Sellers. The Sellers listed on Schedule 4.1 (the “Management Sellers”) jointly and severally represent and warrant to Buyer (subject to the limitations and exceptions disclosed in the correspondingly numbered Schedules to this Agreement) as of the date hereof and as of the Closing (except to the extent such representations and warranties specifically speak only as of one of those dates or as of another date, in which case as of such date) as follows:

(a) Organization. Each member of the Keys Group is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of its state of organization or incorporation and has the requisite limited liability company or corporate power and authority to own its properties and carry on its business as it is now being conducted. Each member of the Keys Group is qualified to do business in all jurisdictions in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on it. Schedule 4.1(a) sets forth a true and complete list of: (i) all jurisdictions where each member of the Keys Group is incorporated or organized; (ii) all jurisdictions where each member of the Keys Group is qualified or licensed to do business as a foreign corporation or limited liability company; (iii) all of the officers and directors of each member of the Keys Group; and (iv) all powers of attorney granted by any member of the Keys Group to any third party that are currently in effect. Attached to Schedule 4.1(a) are copies of each member of the Keys Group’s: (i) articles of incorporation or certificate of organization; and (ii) bylaws or operating agreements.

(b) Power; Authority; Absence of Conflicts. Each Selling Person has the requisite power and authority to enter into this Agreement and the documents and agreements contemplated herein to be executed by it (collectively, the “Transaction Documents”) and to consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents by each such party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of each Selling Person. This Agreement and the Transaction Documents have been duly executed and delivered by each Selling Person that is a party thereto and, assuming due execution and delivery by Buyer, this Agreement and each of the Transaction Documents to which each Selling Person is a party constitutes a valid and binding obligation of each such Selling Person, enforceable against each such party in accordance with their respective terms, and subject, as to enforceability, to: (i) bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors’ rights generally; and (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity). Neither the execution and delivery of this Agreement or the Transaction Documents by each Selling Person nor the consummation of the transactions contemplated hereby or thereby constitutes a violation of any provision of the certificate of incorporation or certificate of organization, or bylaws or operating agreement of any Selling Person or any member of the Keys Group or violates, or except as set forth on Schedule 4.1(b), is in conflict with, or constitutes a default under any agreement or commitment which is set forth on Schedule 4.1(b), or to which any Selling Person is a party or by which any Selling Person is bound, or violates any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority, which violation would result in a material adverse effect on the Keys Group.

(c) Capitalization. As of the date hereof, the total number of authorized Ownership Interests in Keys is 45,000,000, of which 10,000,000 are designated as Preferred Shares and 35,000,000 are designated as Common Shares. As of the date hereof, all of the outstanding Ownership Interests are owned of record and beneficially by Sellers in the respective amounts set forth on Schedule 2.1 hereof. All of the Ownership Interests have been duly authorized and validly issued, are fully paid and nonassessable, and have been issued (and since issuance, have not been transferred except in accordance with) in all material respects in compliance with all applicable federal and state securities laws and with all of the agreements and instruments relating to the Ownership Interests. Except as set forth on Schedule 4.1(c), no Seller nor any member of the Keys Group is a party to any voting trust, proxy, or other agreements imposing obligations with respect to the voting of or restrictions on transfer of the Ownership Interests. Other than as set forth on Schedule 4.1(c), there does not exist, with respect to any member of the Keys Group, any outstanding right or security granted or issued by Keys Group to any person or entity (including, any warrant, option, convertible debt obligation, subscriptions, right of first offer or first refusal, or any other similar right, security, instrument or agreement). No person or entity other than Keys has any ownership interest in Keystone or Childrens. No person or entity other than Keys and Childrens has any ownership interest in KCP. No person or entity other than the Keys Subs has any ownership interest in any of the Keys Companies. Except as set forth on Schedule 4.1(c), each Selling Person owns his/her/its Ownership Interests free and clear of all Liens.

(d) Ownership of Other Entities. Other than the Keys Subs, Keys does not own of record or beneficially any equity ownership interest in any other business entity. Other than the Keys Companies, the Keys Subs do not own of record or beneficially any equity ownership interest in any other business entity. The Keys Companies do not own of record or beneficially any equity ownership interest in any business entity.

(e) Taxes. All tax returns, reports and declarations (collectively, “Tax Returns”) required by any Authority (as defined below) of any jurisdiction to be filed prior to the date hereof by any member of the Keys Group in connection with the properties, business, income, expenses, net worth and corporate or limited liability company status of each member of the Keys Group have been filed, and the Tax Returns which have been filed are accurate and complete in all material respects. All Tax Returns required by any Authority of any jurisdiction to be filed following the date hereof and prior to the Closing Date by any member of the Keys Group in connection with the properties, business, income, expenses, net worth and corporate or limited liability company status of each member of the Keys Group will be timely filed or extended with the consent of Buyer, and such Tax Returns will be accurate and complete in all material respects. All taxes and governmental charges, including interest and penalties (individually, a “Tax” and collectively, “Taxes”) shown to be due pursuant to the Tax Returns filed prior to the date hereof or to be filed prior to the Closing Date, or otherwise due as of the date hereof or prior to the Closing Date in connection with the properties, business, income, expenses, net worth and corporate or limited liability status of each member of the Keys Group have been paid or will be paid prior to Closing, as the case may be, other than Taxes which are not yet due or which, if due, are not delinquent, or are being contested in good faith by appropriate proceedings and are listed on Schedule 4.1(e) hereto, or have not been finally determined and for which adequate reserves have been established on the Interim Balance Sheets (as defined in Section 4.1(g) below). There are no Tax claims, audits or proceedings pending or, to the Knowledge of Management Sellers (as defined in Section 9.15), threatened in connection with the properties, business, income, expenses, net worth or corporate or limited liability company status of the Keys Group. Except as set forth on Schedule 4.1(e) hereto, there are not currently in force any extensions of time with respect to the date on which any Tax Return is or was due to be filed by any member of the Keys Group, or any waivers or agreements binding upon any member of the Keys Group for the extension of time for the assessment or payment of any Tax. For purposes of this Agreement, “Authority” shall mean any applicable federal, state, municipal or local government or any agency, department, division or other subdivision of any such government or any federal, state, municipal or local court (collectively, the “Authorities”).

(f) Books and Records. The books and records of the Keys Group with respect to the Facilities, the Keys Group and the Ownership Interests have been maintained in accordance with reasonable business practices, and to the extent applicable, accurately reflect in all material respects the business of the Keys Group.

(g) Financial Statements. The Keys Group has furnished to Buyer: (i) the consolidated audited balance sheet of the Keys Group for the years ending December 31, 2002, December 31, 2003 and December 31, 2004 and related statements of income and operations for the year then ended (the “Year-End Balance Sheets”); and (ii) the consolidated unaudited balance sheets of the Keys Group as of May 31, 2005 and related statements of income and operations for the five (5) months then ended (the “Interim Balance Sheets”), copies of which are attached hereto as Schedule 4.1(g)(i) (collectively, the Year-End Balance Sheets and the Interim Balance Sheets are the “Financial Statements”). The Financial Statements were prepared based upon the books and records of the Keys Group. Except as otherwise set forth on Schedule 4.1(g)(ii), the Financial Statements have been prepared in conformity with GAAP as applied by Keys Group on a basis consistent with prior years and fairly present in all material respects the financial condition of the Keys Group, as of the dates indicated, and the results of its operations for the periods indicated, except as otherwise stated therein and in the case of the Interim Balance Sheets, except for normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse), the absence of notes and the lack of physical inventory. Other than as set forth on Schedule 4.1(g)(ii), the Keys Group does not have any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) that are of a type required to be disclosed or reflected in financial statements prepared in accordance with GAAP except (i) liabilities or obligations reflected or reserved against in the Financial Statements and (ii) liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheets that are not individually or in the aggregate material to the Keys Group. Other than as set forth on Schedule 4.1(g)(iii) hereto, no member of the Keys Group has guaranteed the indebtedness or obligations of any person or entity (other than a member of the Keys Group), or has the right to appoint any of the directors or officers of any entity (other than a member of the Keys Group).

(h) Assets. Except as disclosed on Schedule 4.1(h), each member of the Keys Group has good and marketable title to, or a leasehold interest in, all of the assets owned or leased by it, and at the Closing all of the assets of each member of the Keys Group will be free and clear of Liens (other than those Permitted Encumbrances as defined in Section 4.1(r) below). The assets of the Keys Group constitute, in the aggregate, all the properties and assets necessary for the operation of the Keys Group and the Facilities as currently conducted. Copies of the fixed asset register of each member of the Keys Group have been made available to Buyer. The tangible assets of the Keys Group, including, without limitation, the buildings, plants, structures and equipment of the Keys Group are in operating condition and repair, and are adequate for the uses to which they are being put.

(i) Contracts. Schedule 4.1(i) sets forth a list of each Contract that: (A) provides for aggregate payments by or to the Keys Group in excess of $75,000 per contract year; (B) cannot be terminated without liability by the member of the Keys Group that is a party thereto upon notice of one hundred twenty (120) days or less; (C) is with any physician, physician group or medical practice; (D) is a managed care or payor Contract; (E) is an employment or severance Contract; (F) is a lease or sublease relating to any real property utilized by the Facilities; or (G) is otherwise material to the business or operation of any member of the Keys Group (collectively, the “Material Contracts”). For purposes of this Agreement, “Contract” means any agreement, lease, license of intellectual property, sublicense, promissory note, evidence of indebtedness, or other contract to which any member of the Keys Group is a party or by which assets of any member of the Keys Group are bound. Other than set forth on Schedule 4.1(i), all Material Contracts are in full force and effect; no member of the Keys Group is in material default under any of the Material Contracts; and no action or claim is pending, nor to the Knowledge of Management Sellers is threatened, to terminate or declare any member of the Keys Group in default under any of the Material Contracts.

Except as set forth in Schedule 4.1(i) or as contemplated by Section 5.1, true and complete copies of all Contracts, including all amendments and modifications thereto, have been made available to Buyer.

(j) Labor Matters. There are no material actions, suits or proceedings pending or, to the Knowledge of Management Sellers, threatened between any member of the Keys Group and/or any of their employees which might reasonably be expected to have a material adverse effect on the conduct of the business of the Keys Group nor are there any unresolved labor union grievances or unfair labor practices or labor arbitration proceedings pending or, to the Knowledge of Management Sellers threatened, relating to any member of the Keys Group. Except as set forth on Schedule 4.1(j), neither Management Sellers nor Keys Group has received written notice of any claim that any member of the Keys Group has not complied in all material respects with any applicable laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar Taxes, equal employment opportunity, employment discrimination and employment safety, or that any member of the Keys Group is liable for any arrears of wages for failure to comply with any of the foregoing. Each member of the Keys Group has withheld or collected from its employees the amount of all Taxes required to be withheld or collected therefrom and has paid the same when due to the proper Authorities. Except as set forth on Schedule 4.1(j), no member of the Keys Group is a party to any collective bargaining agreement nor, to the Knowledge of Management Sellers, is there pending any union organizational activities or proceedings with respect to any employees of any member of the Keys Group. Other than the Severance Payments, no employee of any member of the Keys Group is entitled to any payment, severance or other amount from any member of the Keys Group as a result of the consummation of the transactions set forth in this Agreement.

(k) Proceedings. Except as set forth in Schedule 4.1(k), there are no material actions, suits or proceedings pending or, to the Knowledge of Management Sellers, threatened against or involving any member of the Keys Group at law or in equity before any Authority. Except as set forth in Schedule 4.1(k), to the Knowledge of Management Sellers, there are no governmental investigations being conducted of any member of the Keys Group or the Facilities. Except as set forth in Schedule 4.1(k), to the Knowledge of Management Sellers, no reasonable basis for any material action, suit or proceeding exists. Except as set forth on Schedule 4.1(k), to the Knowledge of Management Sellers, there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which any member of the Keys Group has been named or to which any member of the Keys Group is a party and pursuant to which any such member of the Keys Group has a continuing obligation. Except as set forth on Schedule 4.1(k), the conduct of the business of each member of the Keys Group does not violate or infringe any applicable domestic laws, statutes, rules or regulations or any ordinances (other than laws and regulations applicable to the healthcare industry which are addressed in Sections 4.1(m), 4.1(v) and 4.1(x)), except where the failure to be in compliance would not result in a material adverse effect on the Keys Group.

(l) Intellectual Property. With respect to each member of the Keys Group, Schedule 4.1(l) contains a list of: (A) the following that are material to the business of the Keys Group: all United States patents, trademark and trade name registrations, service mark registrations, copyright registrations, unexpired as of the date hereof, all United States and foreign applications pending on the date hereof for patents, for trademark or trade name registrations, for service mark registrations, or for copyright registrations, and all trademarks, trade names, service marks, labels and other trade rights in use on the date hereof, all of the foregoing being owned in whole or in part as noted thereon on the date hereof by any member of the Keys Group; and (B) a description of material actions known by Management Sellers to have been taken within the three (3) year period preceding the date of this Agreement to protect the trade names used by any member of the Keys Group. To the Knowledge of Management Sellers, each of the patents, trademarks, trade names and copyright registrations and/or applications therefor set forth on Schedule 4.1(l) are in good standing and are enforceable. Other than as reflected in the Material Contracts, no member of the Keys Group is a licensor with respect to any patents, trademarks, trade names, copyrights or registrations or applications therefore that are material to the operation of the business of the Keys Group. To the Knowledge of Management Sellers, the conduct of the business of each member of the Keys Group does not violate or infringe in any material respect any right or patent, trademark, tradename, service mark, copyright, know-how or other proprietary right of third parties.

(m) Permits. Schedule 4.1(m) hereto is a schedule of all material Permits (as defined below) held by any member of the Keys Group as of the date hereof in connection with the business of such member of the Keys Group or the Facilities. For purposes of this Agreement, the term “Permits” shall mean all permits, provider numbers, accreditations, certificates, licenses, certificates of need, franchises and authorizations and all consents, approvals, notices, filings, recordings, registrations, qualifications and similar rights (and all applications therefor) currently necessary to enable such member of the Keys Group to operate its respective business, including operation of the Facilities, as presently conducted or to receive payment from governmental payors obtained by any member of the Keys Group from any Authority. The Keys Group is, and for the three (3) year period preceding the date of this Agreement has been, operated in all material respects in compliance with all such material Permits. All material Permits are in full force and effect, and no action or claim is pending, nor to the Knowledge of Management Sellers is threatened, to revoke, terminate or declare invalid any of the material Permits.

(n) Insurance. With respect to insurance matters:

(i) Management Sellers have made available to Buyer: (A) copies of all policies of insurance to which any member of the Keys Group is a party or under which any member of the Keys Group, or any director or officer of any member of the Keys Group, is or has been covered in connection with the business or operation of the Keys Group at any time within the two (2) years preceding the date of this Agreement; and (B) true and complete copies of all pending applications for policies of insurance.

(ii) Schedule 4.1(n) sets forth: (A) any self-insurance arrangement by or affecting any member of the Keys Group, including any reserves established thereunder; (B) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any material insurable risk by any member of the Keys Group; and (C) for each of the last two (2) years a summary of the loss experience for each insurance policy presently in effect.

(iii) Except as set forth on Schedule 4.1(n)(iii), all insurance policies to which any member of the Keys Group is a party or that provide coverage to any member of the Keys Group: (A) are valid, outstanding and enforceable in accordance with their terms against the applicable member of the Keys Group and, to the Knowledge of Management Sellers, against the other parties thereto; (B) are sufficient for complying in all material respects with all legal requirements and all requirements of the Material Contracts; (C) will continue in full force and effect immediately following the Closing; and (D) do not provide for any retrospective premium adjustment or other experience-based liability on the part of any member of the Keys Group.

(iv) Except as set forth on Schedule 4.1(n)(iv), to the Knowledge of Management Sellers, no member of the Keys Group has received: (A) any written notice that a defense will be afforded by the applicable insurance company with reservation of rights with respect to any material claim (or notice of a material claim) filed by or on behalf of the Keys Group; or (B) any written notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the insurer of any policy is not willing or able to perform its obligations thereunder.

(v) Reserved.

(vi) Reserved.

(o) Employee Matters.

(i) Attached hereto is a complete list (Schedule 4.1(o)(i)) of all “employee welfare benefit plans” and “employee pension benefit plans” (collectively, “Qualified Plans”), as such terms are defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other group employee benefit plan, agreement, arrangement or understanding, whether or not subject to ERISA including any funding vehicle therefore now in effect, whether formal or informal, written or oral, covering or maintained for the benefit of any employee or former employee or other personnel engaged in the operations of the Keys Group or under which the Keys Group (including any trade or business under common control therewith, within the meaning of Section 414 of the Code) has or has had any liability (the Qualified Plans, together with such other plans, arrangements and understandings, collectively, the “Employee Benefit Plans”). As of the Closing Date, there are no binding agreements that would require the Keys Group or its successors to establish any new Employee Benefit Plans as a result of the transactions contemplated by this Agreement.

(ii) With respect to each Employee Benefit Plan, Keys has provided or made available to Buyer a copy thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter received from the Internal Revenue Service; (C) any summary plan description and other written communication to employees concerning the benefits provided thereunder; (D) the Annual Report (Form 5500-series), including all schedules and attachments thereto, required to be filed for the three most recent plan years; and (E) the most recently prepared actuarial valuation report.

(iii) Except as specified in Schedule 4.1(o)(iii), neither any member of the Keys Group nor any other members of the Controlled Group of Corporations (as defined in Section 1563 of the Code) that includes each member of the Keys Group contributes to, ever has contributed to, or ever has been required to contribute to any Benefit Plan that is or was subject to Title IV of ERISA or any Multiemployer Plan (as defined in Section 3(37) of ERISA) and none of them has any liability (including withdrawal liability) under any Employee Benefit Plan that is or was subject to Title IV of ERISA or any Multiemployer Plan.

(iv) With respect to the Employee Benefit Plans, no member of the Keys Group has taken any action, or omitted to take any action, that would or could reasonably be expected to result in, and no event has occurred that would subject the Keys Group or Buyer to, any material Lien, fine, tax, penalty, or other liability imposed by ERISA, the Code, or other applicable law on any member of the Keys Group.

(v) All of the Employee Benefit Plans that are intended to be tax-qualified under Section 401(a) of the Code are so qualified and maintained pursuant to a prototype plan that has been approved by the Internal Revenue Service..

(vi) No reportable event (within the meaning of Section 4043 of ERISA) has occurred or, as a direct result of the transaction contemplated by the Agreement will occur, with respect to any Employee Benefit Plan. There has not occurred with respect to any Employee Benefit Plan: (A) a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which no statutory or administrative exemption is applicable that could have a material adverse effect on the Keys Group; or (B) an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(vii) All of the Employee Benefit Plans have been established and operated in material compliance with their respective terms and all applicable laws, rules and regulations, and all contributions and PBGC premiums from any member of the Keys Group required to be made to or on behalf of any such Employee Benefit Plan have been made or are not yet due.

(viii) None of the Employee Benefit Plans provides medical benefits (including retiree welfare benefits) to persons who are not employees of any member of the Keys Group or their dependents, except as required by Section 4980B of the Code and Sections 601-608 of ERISA and other applicable laws.

(ix) Except as set forth on Schedule 4.1(o)(ix), no member of the Keys Group maintains any Employee Benefit Plan under which it would be obligated to pay, accrue or accelerate rights to any money or other property or benefits because of the consummation of the transactions contemplated by this Agreement. Except as specified in Schedule 4.1(o)(ix), there are no other Contracts or arrangements covering any employee, former employee or other personnel of any member of the Keys Group that could give rise to the payment of any amount that would be non-deductible due to Section 280G of the Code.

(x) Except as specified in Schedule 4.1(o)(x), with respect to each Employee Benefit Plan: (A) no actions, suits, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Management Sellers, threatened; and (B) no voluntary correction filings with respect to the Employee Benefit Plans and no administrative proceedings, audits, or investigations by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Authority are pending or, to the Knowledge of the Management Sellers, anticipated or threatened.

(p) Facility Matters. With respect to the Facilities:

(i) As of September 30, 2005 (“OIG Check Date”), none of the professional licensed staff of any Facility was listed on the Office of Inspector General List of Excluded Individuals/Entities, and, to the Knowledge of Management Sellers, no such person has been excluded from federal healthcare program participation between the OIG Check Date and the date hereof;

(ii) Schedule 4.1(p)(ii) hereto sets forth each of the Facilities that are certified for participation in Medicare and Medical Assistance (“Medicaid”) programs, and each has a current and valid provider contract with such programs;

(iii) Schedule 4.1(p)(iii) sets forth opposite each Facilities’ name, all third-party payor programs in which such Facility participates and whether a Contract is in effect as of the date hereof with such third-party payors; and

(iv) copies of the most recent written licensure survey reports and any and all written educational, group home, Medicare, Medicaid and JCAHO or other accreditation survey reports received by any member of the Keys Group with respect to the Facilities for which surveys were conducted by the appropriate state or federal agencies having jurisdiction thereof or JCAHO or other accreditation bodies have been made available to Buyer, along with copies of the applicable plans of correction which the agencies required to be submitted in response to such survey reports.

(q) Real Property. Except as set forth on Schedule 4.1(q):

(i) Each member of the Keys Group owns fee simple title to, or a valid leasehold interest in, the tracts of Real Property (as defined below) set forth on Schedule 4.1(q) opposite such entity’s name. For purposes of this Agreement, all real property owned by any member of the Keys Group in fee simple or leased by any member of the Keys Group together with all improvements, buildings and fixtures located thereon or therein, and all construction in progress with respect to such owned real property, shall sometimes be collectively referred to as, the “Owned Real Property,” and with respect to such leased real property, shall sometime be referred to collectively, as the “Leasehold Real Property.” The Owned Real Property and the Leasehold Real Property shall sometimes be referred to collectively as the “Real Property;”

(ii) other than the real property located on Magnolia Avenue in Riverside, California, the Real Property comprises all of the Owned Real Property and the Leased Real Property that is material to the operations of the businesses conducted by the Keys Group or the Facilities;

(iii) all essential utilities (including water, sewer, electricity and telephone service) are available to the Facilities;

(iv) the Facilities are in all material respects in compliance with all applicable planning, zoning and building codes and ordinances;

(v) no Management Seller has received and, to the Knowledge of Management Sellers, no member of the Keys Group has received (A) written notice of a violation of any ordinance or other law, order, regulation or requirement relating to or affecting all or any part of the Real Property which violation would result in a material adverse effect on the business of the Keys Group; or (B) written notice of condemnation or similar proceedings relating to any part of the Real Property;

(vi) the Real Property will be subject only to the Permitted Encumbrances as of the Closing Date;

(vii) except for parties claiming by, through or under the owners of the Leasehold Real Property, the Keys Group, patients, and residents of the Facilities and those tenants or subtenants in possession of the Real Property under Material Contracts, there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of the Real Property as lessees, tenants or subtenants at sufferance, trespassers or otherwise;

(viii) no tenant or subtenant of a member of the Keys Group with respect to any portion of the Real Property is entitled to any rebate, concession or free rent, other than as set forth in the Contract with such tenant or subtenant; and no rents due under any of the aforementioned tenant or subtenant Contracts with respect to the Real Property have been assigned or hypothecated to, or encumbered by, any person, other than pursuant to the encumbrances relating to indebtedness to be satisfied at Closing, or Permitted Encumbrances;

(ix) except as set forth on Schedule 4.1(q), there is no material construction or other capital improvement projects currently in process at any of the Facilities or for which a Contract has been executed.

(r) Permitted Encumbrances. For purposes of this Agreement, “Permitted Encumbrances” shall mean:

(i) any Lien for Taxes: (A) not yet delinquent or (B) being contested in good faith by appropriate proceedings;

(ii) all easements, covenants, conditions, assignments, defects, restrictions, exceptions, reservations and other encumbrances whether recorded or unrecorded which do not unreasonably and materially interfere with the use or operation of the Facilities by the Keys Group as the same are currently being used;

(iii) all mechanics’, materialmen’s and other similar Liens, levies and charges against the Real Property, whether existing now or at the time of Closing, which are the obligation of any of the tenants, subtenants, licensees or occupants of the Facilities or a portion thereof to discharge;

(iv) any Liens, exceptions, objections or other matters which are caused or created by or on behalf of Buyer or anyone acting by, through or under Buyer;

(v) any state of facts, encroachments, overlaps or title defects consisting of survey exceptions which would be disclosed by an accurate and current survey of the Real Property and which do not unreasonably and materially interfere with the use or operation of the Real Property by the Keys Group as the same is currently being used and operated;

(vi) with respect to the Owned Real Property only, the matters reflected on the existing title insurance policies covering the Owned Real Property (individually, an “Existing Title Insurance Policy”, and collectively, the “Existing Title Insurance Policies”), which policies described on Exhibit 4.1(r) have been made available to Buyer other than those matters set forth on Schedule 4.1(r)(vi);

(vii) with respect to the Leasehold Real Property only, any Lien which is a matter of record or reflected in an applicable lease that is a Material Contract;

(viii) any Lien created or imposed on any parcel (or portion thereof) of the Real Property subsequent to the date of the Existing Title Insurance Policy that pertains to such parcel of the Real Property, which Lien does not otherwise fall within the definition of Permitted Encumbrance but which Buyer accepts in writing prior to the Closing Date;

(ix) any consents from or notices to landlords/lessors or sublandlords/sublessors with respect to any of the Leased Real Property (other than consents set forth on Schedule 6.1(h); and

(x) other Liens (other than Liens that are included in the Indebtedness Amount) that are listed on Schedule 4.1(r)(x) which do not materially interfere with the use or operation of the business of the Keys Group in a manner consistent with the current use thereof by the members of the Keys Group.

(s) Environmental. As used in this subsection(s), the following terms shall have the following meanings:

(i) “Hazardous Material” means any hazardous or toxic substance, waste or material, any pollutant or contaminant or any other similar substance which is defined as such or is regulated under Environmental Laws.

(ii) “Environmental Laws” means any applicable law, rule, regulation or other legal requirement pertaining to the environment or the health or safety of the public, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.

§§ 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended; any applicable state or local law similar to the foregoing; all applicable regulations issued pursuant to the foregoing; all Permits issued to a member of the Keys Group pursuant to the foregoing; and any other applicable law, rule, regulation or other legal requirement pertaining to the existence, cleanup and/or remedy of contamination on property, or the emission or release of any Hazardous Material into the environment, including into sewer systems or within buildings, or the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials, or the control of hazardous wastes.

(iii) Except as otherwise set forth in the Phase I and/or Phase II environmental surveys to be conducted by Buyer, between June 30, 2003 and the date hereof:

A. there has been no treatment, storage, release or threatened release of any Hazardous Material at or from the Real Property, except in material compliance with applicable Environmental Laws;

B. there have been no Hazardous Materials (other than those containerized, packaged, used or maintained in material compliance with applicable Environmental Laws) located in or on the Real Property;

C. there has been no disposal of any Hazardous Materials at the Real Property by Keys Group, except in material compliance with applicable Environmental Laws;

D. there has been no arrangement by any member of the Keys Group for disposal of any Hazardous Material on any property or facility not owned by any member of the Keys Group, except in accordance with Environmental Laws;

E. the conduct of the business of each member of the Keys Group has been in material compliance with all Environmental Laws;

F. to the Knowledge of Management Sellers, no member of the Keys Group has sent Hazardous Material to a site that, pursuant to any Environmental Law, has been placed on the National Priorities List or any similar state list; and

G. no underground storage tank has been removed from the Real Property except in material compliance with applicable Environmental Laws, and to the Knowledge of Management Sellers, no underground storage tanks are currently located on or at the Real Property.

(t) Conduct of Business. Between May 31, 2005 and the date hereof, other than as set forth on Schedule 4.1(t), each member of the Keys Group has been operated in the ordinary course of business, and:

(i) other than circumstances or events affecting the Keys Group and its competitors generally, there has not occurred any change in the business or financial condition of any member of the Keys Group that has resulted in a material adverse effect on the Keys Group as a whole;

(ii) there has not been any change in the accounting policies or practices of any member of the Keys Group, including policies or practices with respect to the payment of accounts payable or the collection of accounts receivable;

(iii) no member of the Keys Group has declared or paid any dividend or other distribution on or in respect of, and no member of the Keys Group has repurchased, any of its ownership interests or any options, warrants or other rights to purchase such ownership interests;

(iv) no member of the Keys Group has sold, transferred or subjected to any Lien other than in the ordinary course of business, or committed to sell, transfer or subject to any Lien other than in the ordinary course of business, any tangible or intangible assets having a current book value in excess of $75,000 in the aggregate, except for sales of Inventory (as defined in Section 4.1(w) below) in the ordinary course of business and except for Permitted Encumbrances;

(v) no member of the Keys Group has purchased or leased, or committed to purchase or lease, any asset for more than $75,000 in the aggregate, except in the ordinary course of business;

(vi) no member of the Keys Group has incurred any additional indebtedness other than pursuant to debt instruments outstanding at June 30, 2005, guaranteed the indebtedness of any other person, or canceled any debt owed to it or released any claim possessed by it other than in the ordinary course of business, except for any debts or claims for which adequate reserves have been established in the Financial Statements;

(vii) no member of the Keys Group has suffered any theft, damage, destruction or loss of or to any tangible asset or assets in excess of $75,000 which loss has resulted in a material adverse effect on such member of the Keys Group; and

(viii) no member of the Keys Group has made, granted, or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, or employee other than salary increases and bonuses in the ordinary course of business consistent with past practice, or any material increase in any employee benefit plan or arrangement, nor has any member of the Keys Group amended or terminated any existing Employee Benefit Plans or arrangement except as required by applicable law or adopted any new Employee Benefit Plans or arrangements.

(u) Accounts Receivables. The accounts receivable that are reflected on the Interim Balance Sheets and all receivables relating to each member of the Keys Group arising thereafter and prior to the Closing Date arose and will arise from bona fide transactions in the ordinary course of business of each member of the Keys Group and arose in the usual and ordinary course of business of each member of the Keys Group from arms-length transactions. Except as set forth in Schedule 4.1(u), and except for compensation to employees for services rendered, no director, officer, or equity owner of any member of the Keys Group is, or during the last fiscal year: (A) has been a party to any material transaction with any Facility (including, but not limited to, any Contract or other arrangement) providing for the furnishing of service by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer, or equity owner, other than in his, her or its capacity as a director, officer, or equity owner and other than intercompany transactions; or (B) has a direct or indirect ownership interest in any person or entity which is a present competitor, supplier or customer of any of the Facilities nor does any such person receive income from any source which should properly accrue to a member of the Keys Group.

(v) Cost Reports. Any and all cost reports, budgets, reports, accountings and other filings required to be filed pursuant to any contractual arrangement, law, regulation, rule or court order issued by or relating to the Medicare or Medicaid programs or any other governmental healthcare program, or relating to any third-party payor Contract due as of or prior to the Closing Date, has been timely filed by each member of the Keys Group. Except as set forth on Schedule 4.1(v), such costs reports, budgets, accountings and other filings accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim any material amounts in excess of amounts provided by law or applicable agreement. To the Knowledge of Management Sellers, except as set forth on Schedule 4.1(v) and for overpayments, off-sets and recoupments occurring in the ordinary course of business, there are no existing material overpayments due and owing with respect to any cost report period ending prior to the date hereof to any Authority including, without limitation, the Center for Medicare and Medicaid Services, or to any third-party payor from any member of the Keys Group.

(w) Inventory. Substantially all inventories of office supplies, clinical supplies and other supplies of each member of the Keys Group (collectively, “Inventory”), consist of a quality and quantity useable in the ordinary course of business of the applicable Facility, except to the extent of the reserves reflected in the Aggregate Net Working Capital as of the Closing. The present quantity of Inventory is consistent with the past Inventory practices of the members of the Keys Group.

(x) No Operational Violations. No member of the Keys Group nor any of their respective officers and directors in their capacities as such, nor, to the Knowledge of Management Sellers, any employee or agent of any member of the Keys Group have: (i) knowingly and willfully made or caused to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) presented or caused to be presented a claim for reimbursement under Medicare, Medicaid, or other healthcare programs that is for an item of service that is known or should be known to be: (A) not provided as claimed; or (B) false or fraudulent; (iv) failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf on or behalf of another, with intent to fraudulently secure such benefit or payment; (v) knowingly and willfully offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind: (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other healthcare programs: or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other healthcare programs; (vi) knowingly and willfully made a payment, directly or indirectly, to a physician as an inducement to reduce or limit necessary services to individuals who are under the direct care of the physician and who are entitled to benefits under Medicare, Medicaid, or other healthcare programs; (vii) provided to any person information that is known or should be known to be false or misleading that could reasonably be expected to influence the decision when to discharge a patient from a Facility; (viii) knowingly and willfully made or caused to be made or induced or sought to induce the making of any false statement or representation (or omitted to state a material fact required to be stated therein or necessary to make the statement contained therein not misleading) of a material fact with respect to: (A) the conditions or operations of a Facility in order that the Facility may qualify for Medicare, Medicaid or other healthcare program certification; or (B) information required to be provided under Section 1124A of the Social Security Act (42 U.S.C. §1320a-3); or (ix) knowingly and willfully: (A) charged for any Medicaid service, money or other consideration at a rate in excess of the rates established by the applicable state; or (B) charged, solicited, accepted or received, in addition to amounts paid by Medicaid, any gift money, donation or other consideration (other than a charitable, religious or other philanthropic contribution from an organization or from a person unrelated to the patient): (1) as a precondition of admitting the patient, or (2) as a requirement for the patient’s continued stay in the Facility.

(y) Disclosure. To the Knowledge of the Management Sellers, this Agreement and the information and Schedules referred to herein, when taken together, do not include any untrue statement of a material fact having a bearing on the transaction in any material manner.

(z) Brokers. Except for CIT Capital Financial Services, whose fee, if any, shall be payable by the Sellers out of the Purchase Price on or prior to Closing, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or any member of the Keys Group who will be entitled to any fee or commission from Buyer or any other person or entity upon consummation of the transactions contemplated by this Agreement.

(aa) Foundation. At all times since any member of the Keys Group has provided management and/or consulting services for the Foundation, the Foundation is and has: (i) to the Knowledge of Management Sellers, been duly organized and validly existing under the laws of the State of California; and (ii) to the Knowledge of Management Sellers, been qualified to do business in all jurisdictions in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on it. Each of the contracts between any member of the Keys Group and the Foundation (“Foundation Contracts”) are listed as Material Contracts on Schedule 4.1(i) and except as set forth on such Schedule, to the Knowledge of the Management Sellers, neither the Foundation nor a member of the Keys Group is in material default under any of the Foundation Contracts. To the Knowledge of the Management Sellers, the Foundation has not asserted to the Keys Group that the Foundation is entitled to indemnification or damages from any member of the Keys Group arising out of any of the Foundation Contracts.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers (subject to the limitations and exceptions disclosed in the correspondingly numbered Schedules to this Agreement) as of the date hereof and as of the Closing (except to the extent such representations and warranties specifically speak only as of one of those dates or as of another date, in which case as of such date) as follows:

(a) Buyer is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. Buyer has qualified in all jurisdictions in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect on it.

(b) Buyer has the requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated herein and therein. The execution and delivery of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Transaction Documents have been duly executed and delivered by Buyer and, assuming due execution and delivery by the applicable Sellers, constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, and subject, as to enforceability, to: (i) bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and other similar laws affecting creditors’ rights generally; and (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity). Neither the execution and delivery of this Agreement or the Transaction Documents by Buyer nor the consummation of the transactions contemplated hereby or thereby constitutes a violation of any provision of the certificate of incorporation or bylaws of Buyer or violates, or is in conflict with, or constitutes a default under any agreement or commitment to which Buyer is party or by which Buyer is bound, or violates any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

(c) There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who will be entitled to any fee or commission from Sellers or any other person or entity upon consummation of the transactions contemplated by this Agreement.

(d) There are no actions, suits or proceedings pending or, to the Knowledge of Buyer, threatened against Buyer which could reasonably be expected to: (i) materially impair the ability of Buyer to perform its obligations hereunder or under the other agreements contemplated hereby to be entered into by Buyer; or (ii) delay or prevent the consummation of the transactions contemplated hereby or thereby.

(e) Buyer has sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver the Purchase Price in accordance with Section 2.2, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.

(f) At the Closing, Buyer will be solvent and able to pay its debts as they become due and will not become insolvent or otherwise unable to pay its debts as they become due as a result of the consummation of the transactions contemplated by this Agreement.

(g) Buyer is acquiring the Ownership Interests for its own account and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

(h) Reserved

(i) Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Ownership Interests and to understand the risks of, and other considerations relating to, its purchase of the Ownership Interests.

(j) Buyer has been advised by the Keys Group that, as of the Closing Date, (i) the Ownership Interests will not have been registered under the Securities Act or any state’s securities laws; and (ii) no securities issued by any member of the Keys Group will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Buyer further understands that the certificates, if any, representing the Ownership Interests will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state’s securities laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities laws.

ARTICLE 5

COVENANTS PENDING CLOSING

5.1 Access, Inspections and Audits.

(a) Between the date of this Agreement and the Closing, subject to the confidentiality restrictions set forth in Section 7.5, Management Sellers shall and shall cause each member of the Keys Group to permit Buyer and Buyer’s officers, employees, representatives, agents and advisors to have reasonable access during normal business hours, to and to conduct reasonable inspections of the Facilities, and any or all of the members of the Keys Group and to any and all books and records and other information, data and documentation pertaining to the conduct of the business of each member of the Keys Group or the ownership or operation of any of the Facilities, and will cause each member of the Keys Group and their respective directors, officers, employees, representatives, agents and advisors to furnish to Buyer and Buyer’s officers, employees, representatives, agents and advisors such data, information and documentation relevant to the conduct of business of each member of the Keys Group and the ownership, or operation of the Facilities and the Ownership Interests as Buyer may reasonably request. All such reviews and inspections shall be conducted in accordance with applicable law and in a manner as not to interfere unreasonably with the Keys Group’s business operations. No such access shall take place and no employees or staff of the Keys Group or any member of the Keys Group shall be contacted by Buyer or its representatives without first coordinating such access or contact with Michael G. Lindley or Al Smith. Notwithstanding the foregoing, Buyer understands that (x) with respect to documents and information deemed by Management Sellers in good faith to be market sensitive or competitive in nature, (1) Management Sellers will identify such documents and information to Buyer; (2) if requested by Buyer, Management Sellers will provide such documents and information to Buyer’s outside attorneys and accountants (who will be bound by confidentiality agreements) for their review; and (3) any report by such attorneys and accountants to Buyer with respect to such documents and information will be in writing and subject to prior review and reasonable approval by Management Sellers to confirm that any market sensitive or competitive information is not made available to Buyer; (y) litigation and other materials (including internal/external legal audit letters or reviews, patient records and similar patient information, PRO information, National Data Bank reports, peer and quality review information and other physician-specific confidential information) that are deemed privileged or confidential by Management Sellers and materials which Management Sellers or the members of the Keys Group may not disclose without violating confidentiality agreements with third parties will not be made available to Buyer; and (z) neither Management Sellers nor any member of the Keys Group shall be obligated to generate or produce information in any prescribed format not customarily produced by any member of the Keys Group.

(b) In addition to obligations set forth above, commencing as of the date hereof and continuing through the Closing, by no later than the twentieth (20th) day of each month, Management Sellers shall provide to Buyer copies of the consolidated unaudited balance sheets of the Keys Group and related statements of income and operations for the prior month.

5.2 Status of Operations. From the date hereof until the Closing Date, the Management Sellers shall and shall cause each member of the Keys Group to keep Buyer informed of material operational matters in respect of each member of the Keys Group, the Facilities and the general status of on-going operations.

5.3 Operations. From the date hereof until the Closing Date and except as otherwise expressly provided in this Agreement, Management Sellers will cause the Keys Group to:

(a) carry on its business in substantially the same manner as heretofore and not make any material change in its personnel, operations, finances, collections of receivables, payment of accounts payable, accounting policies, or real or personal property;

(b) maintain the assets of each member of the Keys Group and all parts thereof in their current condition, ordinary wear and tear excepted;

(c) use commercially reasonable efforts to maintain and preserve each member of the Keys Group’s business organizations and operations intact in all material respects; deal with the present employees of each member of the Keys Group in a manner consistent with its existing personnel policies; maintain each member of the Keys Group’s relationships with Authorities, payors, suppliers and other persons and entities having business relations with it; and cooperate with Buyer by taking such actions as are reasonably requested by Buyer to facilitate the transition to Buyer of such business organizations, operations, employees and other relations at Closing; and

(d) subject to Section 5.1, permit and allow reasonable access by Buyer to discuss post-closing employment with each management employee of the Keys Group.

5.4 Consents and Approvals. From the date hereof until the Closing Date, Management Sellers shall cause each member of the Keys Group to: (a) promptly apply for and use its reasonable efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of those third parties Contract parties listed on Schedule 6.1(h) hereto, and of applicable Authorities required of it to consummate the transactions contemplated hereby; (b) provide such information and communications to Authorities as Buyer or such Authorities may reasonably request; and (c) prepare any document or other information reasonably required by Buyer or reasonably requested of Selling Persons by any such Authorities, Buyer, or third parties in order to consummate the transactions contemplated hereby and to permit Buyer to operate the Facilities following the Closing under the Permits and the Contracts set forth on Schedule 6.1(h).

5.5 Consents and Approvals. From the date hereof until the Closing Date, Buyer shall: (a) promptly apply for and use its reasonable efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of applicable Authorities and third-parties required of it to consummate the transactions contemplated hereby, including approval to indirectly own and operate the Facilities following the Closing; (b) provide such information and communications to Authorities as Management Sellers or such Authorities may reasonably request; and (c) prepare any document or other information reasonably required by Management Sellers or reasonably requested of Buyer by any such Authorities, Management Sellers, or third parties in order to consummate the transactions contemplated hereby and to permit Buyer to operate the Facilities following the Closing under the Permits and the Contracts set forth on Schedule 6.1(h).

5.6 Condition of Assets. Subject to the compliance by Management Sellers with the obligations set forth in this Agreement and except as set forth in this Agreement, Buyer acknowledges that it will take possession and ownership of the assets and properties of the Keys Group as a result of its purchase of the Ownership Interests pursuant to this Agreement AS IS, WHERE IS AND WITH ALL FAULTS. EXCEPT AS SET FORTH IN THIS AGREEMENT, ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES REGARDING HABITABILITY OR FITNESS FOR HABITATION, ARE EXPRESSLY DISCLAIMED.

5.7 WARN Act. Buyer will not take any action that results in the imposition of liability on Selling Persons under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq. (the “WARN Act”) due to a “plant closing” or “mass layoff” or otherwise under the provisions of the WARN Act, or any similar state or local laws relating to plant closings, with respect to any member of the Keys Group. All quoted terms used in this Section 5.7 and not defined herein shall have the meanings ascribed to such terms under the WARN Act.

5.8 Withholding Taxes. The parties hereby acknowledge that, prior to the Closing, Management Sellers shall cause Keys to remit to the applicable Authorities an amount equal to the withholding taxes, along with applicable employer payroll taxes for which any member of the Keys Group is responsible prior to Closing, attributable to the exercise of the options by Option Holders and to the payment of the Severance Amounts.

5.9 Tax Matters.

(a) Management Sellers shall prepare or cause to be prepared and file or cause to be filed (without extension of the due date unless otherwise agreed to by Buyer in writing) all partnership income Tax Returns for each member of the Keys Group that is a partnership for federal income tax purposes for all taxable periods ending on or before the Closing Date, including, without limitation, a final Internal Revenue Service Form 1065 and all corporation income Tax Returns for each member of the Keys Group that is a corporation for all taxable periods ending on or before the Closing Date. Upon the request of Buyer, Selling Persons agree and the Management Sellers shall cause each of Keys, Keystone, KCP and their respective wholly owned limited liability companies to prepare and file an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to their respective partnership income Tax Returns for the period immediately prior to, or the period including the Closing Date.

(b) Management Sellers shall cause each member of the Keys Group to prepare and file all other Tax Returns required to be filed by such member on or before the Closing Date (other than those Tax Returns which due date has been properly extended until after the Closing Date) and cause such member of the Keys Group to pay all Taxes due with respect to those Tax Returns. From the date hereof through the Closing, Management Sellers shall cause each member of the Keys Group to provide a copy of all Tax Returns to Buyer for review and approval prior to such time as each such Tax Return is filed (which approval shall not be unreasonably withheld).

(c) Buyer shall cause each member of the Keys Group, or any successor to such member, to prepare and file all Tax Returns (other than those Tax Returns required to be filed by Management Sellers pursuant to Section 5.9(a) or (b)) that are required to be filed by each member of the Keys Group and pay, or cause to be paid, all Taxes due with respect to those Tax Returns.

(d) Selling Persons and Buyer shall cooperate to the extent reasonably requested in connection with the preparation and filing of Tax Returns with respect to the members of the Keys Group and any audit, litigation, or other proceeding involving Taxes with respect to such members. Cooperation shall include the retention and, upon the other party’s request, the provision of records and other information reasonably relevant to the preparation of a Tax Return or the conduct of an audit, litigation, or other proceeding.

(e) For the shorter of (i) five (5) years or (ii) as long as Brad Williams is an employee of Keys or its subsidiaries or affiliates, Buyer agrees to cause Keys to permit Brad Williams to provide Selling Persons with certain services reasonably requested by Sellers’ Representative, including without limitation preparing Tax Returns and financial statements; provided that such services shall be at the sole cost and expense of Selling Persons and shall not unreasonably interfere with the business operations of the Keys Group. The Selling Persons acknowledge and agree that they shall have no claim against either Buyer or any member of the Keys Group relating to or arising out of the services provided pursuant to the preceding sentence nor shall Buyer or any member of the Keys Group have any liability relating to or arising out of the services provided pursuant to the preceding sentence.

5.10 Contract Updates. The Management Sellers shall not permit any member of the Keys Group to amend, modify or enter into any substitute Material Contracts with any third-party payors or lessors or sublessor unless: (i) the economic terms are no less favorable than those in effect on June 30, 2005; and (ii) the non-economic terms and conditions are not materially different than those in effect on June 30, 2005.

5.11 Capitalization Update. If any change occurs in the representation and warranty set forth in Section 4.1(c) prior to the Closing Date, Management Sellers shall inform the Buyer in writing on or prior to the Closing Date, so that such representation and warranty speaks as of the Closing Date and the applicable Selling Persons, if any, shall execute and deliver to Buyer and Sellers’ Representative revised signature pages reflecting the applicable Selling Person and/or Pro Rata Share.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Of Buyer. All of the obligations of Buyer under Articles 2 and 3 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which Buyer may waive in its sole discretion:

(a) Management Sellers shall have performed and complied in all material respects with all agreements, commitments, covenants and other obligations required by this Agreement to be performed or complied by Management Sellers prior to or at the Closing in connection with the execution, delivery, and performance of this Agreement and the consummation of all transactions and other commitments and obligations contemplated by this Agreement, and Buyer shall have received a certificate of Sellers’ Representative dated the Closing Date to such effect;

(b) Sellers’ Representative shall have delivered to Buyer all of the deliverables referenced in Section 3.2;

(c) the representations and warranties of Management Sellers set forth in this Agreement shall be true and correct in all material respects as of the Closing Date in each case as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date) except with respect to representations and warranties that contain materiality qualifiers which representations and warranties will be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date) and Buyer shall have received a certificate of Sellers’ Representative dated the Closing Date to such effect;

(d) all material authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other actions (collectively “Authorizations”) required with or from any Authority, including without limitation receipt of licenses (or commitments to issue licenses) and certificate of need approvals for Buyer to indirectly own and operate the Facilities and for Buyer to indirectly conduct the business of each member of the Keys Group as currently conducted, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, shall have been duly obtained. No such Authorization shall impose on Buyer any condition or provision or requirement with respect to the Facilities or its operation that is more restrictive in any material respect than or different in any material respect from the conditions imposed upon such operation prior to Closing, unless Buyer gives its prior written approval;

(e) the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act (“HSR Act”) shall have expired or been terminated;

(f) on the Closing Date, no suit, action, investigation, inquiry or other proceeding by any Authority or other person not a party hereto or affiliated with a party hereto or legal or administrative proceeding shall be pending which questions the validity or legality of the transactions contemplated hereby; and no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful; and no action or proceeding shall have been instituted by any Authority or other person not a party hereto or affiliated with a party hereto and remain pending before any Authority to restrain or prohibit the transactions contemplated by this Agreement. No adverse decision applicable to Keys Group shall have been made by any Authority, and no federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby or materially restrict or impair the ability of Buyer to conduct the business of the Keys Group as presently conducted;

(g) except as set forth on Schedule 6.1(g) and except for claims which would reasonably be deemed frivolous or claims that have been resolved, no claim by any person or entity shall have been asserted or threatened in writing that such person or entity: (i) is the holder or the beneficial owner of, or has any right to acquire or to obtain beneficial ownership of any ownership interest in any member of the Keys Group; (ii) is entitled to all or any portion of the Purchase Price; or (iii) is entitled to acquire any of the assets or properties that are material to the operations of any member of the Keys Group;

(h) Buyer shall have received all necessary consents to the Contracts set forth on Schedule 6.1(h)(i) hereto and the applicable member of the Keys Group shall have entered into new or amended agreements, consistent with the requirements of Section 5.10 above, with the third parties listed on Schedule 6.1(h)(ii) hereto;

(i) the Keys Group shall have conducted its business in the ordinary course since May 31, 2005 and no material adverse changes in the operations or financial condition of Keys Group between May 31, 2005 and Closing shall have occurred in the aggregate;

(j) prior to or simultaneous with the Closing, Selling Persons or the Keys Group shall have caused the Liens on Schedule 6.1(j) to be released in full;

(k) the Keys Group shall have in place the insurance policies described in Section 4.1(n) or obtained comparable replacement policies;

(l) Buyer shall have received an executed copy of the letter attached hereto as Exhibit 6.1(l); and

(m) Buyer shall have received transition agreements executed by those persons listed on Schedule 6.1(m).

6.2 Of Selling Persons. All of the obligations of Selling Persons under Articles 2 and 3 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which the Sellers’ Representative may waive in its sole discretion:

(a) Buyer shall have performed and complied in all material respects with all agreements, commitments, covenants and other obligations required by this Agreement to be performed or complied by Buyer prior to or at the Closing in connection with the execution, delivery, and performance of this Agreement and the consummation of all transactions and other commitments and obligations contemplated by this Agreement, and Sellers’ Representative shall have received a certificate of Buyer dated the Closing Date to such effect;

(b) Buyer shall have delivered to Sellers’ Representative all of the deliverables referenced in Section 3.3;

(c) the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date in each case as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date) except with respect to representations and warranties that contain materiality qualifiers which representations and warranties will be true and correct in all respects as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date) and Sellers’ Representative shall have received a certificate of Buyer dated the Closing Date to such effect;

(d) the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated; and

(e) on the Closing Date, no suit, action, investigation, inquiry or other proceeding by any Authority or other person not a party hereto or affiliated with a party hereto or legal or administrative proceeding shall be pending which questions the validity or legality of the transactions contemplated hereby; and no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful; and no action or proceeding shall have been instituted by any Authority or other person not a party hereto or affiliated with a party hereto and remain pending before any Authority to restrain or prohibit the transactions contemplated by this Agreement. No adverse decision applicable to Buyer shall have been made by any Authority, and no federal, state or local statute, rule or regulation shall have been enacted the effect of which would be to prohibit, materially restrict, impair or delay the consummation of the transactions contemplated hereby.

ARTICLE 7

OTHER AGREEMENTS OF THE PARTIES

7.1 Commercially Reasonable Efforts/Further Assurances. Unless otherwise set forth in this Agreement, from the date hereof until the Closing, upon the terms and subject to the conditions of this Agreement, each party shall use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement. Upon the reasonable request of another party, each party agrees to take any and all reasonable actions, including, without limitation, the execution of certificates or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement or to more fully vest in Buyer, Selling Persons’ rights, title and interest in and to Ownership Interests. The obligation set forth in the preceding sentence shall survive the Closing.

7.2 Publicity. No party shall issue any press release, public statement or announcement or make any other disclosure relating to this Agreement or the transactions contemplated by this Agreement without the written prior approval of the other parties except to the extent such disclosure is required by applicable law, as determined in good faith by the party required to make such disclosure; provided, however, in the event that Buyer determines in good faith that it must disclose this Agreement in order to comply with its obligations under the Exchange Act and/or any rule or regulation promulgated thereunder, Buyer will first deliver a copy of such disclosure to Sellers’ Representative and provided that the Sellers’ Representative provide comments to such disclosure to Buyer in a timely manner, Buyer shall consider in good faith such comments. Notwithstanding anything to the contrary contained herein, the parties hereto are specifically permitted to disclose the existence of this Agreement and the terms contained herein, to the extent required, to such Authorities, including without limitation the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) and such third-parties as may be necessary in order to comply with the provisions set forth in Section 5.4 and Section 5.5 above and Sections 7.9 below. The Sellers’ Representative and Buyer will consult with each other concerning the means by which the Keys Group’s employees, customers, and suppliers and others will be informed of the transactions contemplated by this Agreement.

7.3 Expenses. Except as otherwise provided in this Agreement, Selling Persons and Buyer shall each bear their respective expenses incurred in connection with the negotiation, execution, delivery and implementation of this Agreement or the transactions contemplated by this Agreement, including, without limitation, all accounting, legal, financial advisory and other expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, in the event of a Closing, on or prior to the Closing Date, Selling Persons shall cause Keys to pay all legal, accounting and other expenses incurred by the Selling Persons and each member of the Keys Group in connection with the negotiation, execution, delivery or implementation of this Agreement through the Closing Date. No member of the Keys Group shall have any obligation to pay any legal, accounting or other expenses incurred by Selling Persons or any member of the Keys Group in connection with the negotiation, execution, delivery or implementation of this Agreement following the Closing.

7.4 Relationship of the Parties. The relationship between Selling Persons and Buyer established by this Agreement is solely that of vendor and vendee and nothing contained herein shall be deemed to create a joint venture or other fiduciary relationship between Selling Persons and Buyer. Neither Selling Persons nor Buyer, nor their respective officers, directors, employees, representatives or agents, shall be deemed to be an agent or servant of the other parties nor have the right or authority to enter into any contract, agreement, commitment or other obligation in the name of or on behalf of the other parties or otherwise purport to bind the other parties in any manner.

7.5 Confidentiality.

(a) As used in this Agreement, the following terms shall have the following meanings:

(i) “Trade Secrets” of a party means information of such party, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(ii) “Confidential Information” of a party means all proprietary and confidential business information and data of such party that does not constitute a Trade Secret and that is not generally known by or readily ascertainable by or available to, on a legal or authorized basis, the general public. “Confidential Information” as used herein does not include any information: (A) which is already known to the receiving party (other than information that was obtained subject to restriction under a prior confidentiality agreement); or (B) which before being divulged by the disclosing party (1) has become generally known to the public through no wrongful act of the receiving party or its representatives, (2) has been received by the receiving party from a third party without (to the receiving party’s knowledge) restriction on disclosure and without (to the receiving party’s knowledge) a breach by the third party of an obligation of confidentiality, or (3) is independently developed by the receiving party without use of the Confidential Information received from a disclosing party; and

(iii) “Evaluation Materials” means all documents, materials, data and information (whether oral, written or otherwise) relating to this Agreement that are given or disclosed by the parties to each other in the course of pursuing this Agreement, including without limitation those that contain Confidential Information or Trade Secrets.

(b) Each party agrees that it, its affiliates and their respective directors, managers, members, partners, officers, employees, representatives, agents and advisors will use the Evaluation Material and any Confidential Information or Trade Secrets of another party solely for the purpose of evaluating and implementing this Agreement and operating the Keys Group after Closing. In any such use, the receiving party may disclose the Evaluation Materials or any Confidential Information or Trade Secrets of another party only to such directors, managers, members, partners, officers, employees, agents, representatives and advisors who are involved in the receiving party’s evaluation and implementation of this Agreement, and then only on a need to know basis.

(c) Each party agrees that it will not (and each party shall take full responsibility for ensuring that all of its affiliates and all of their respective officers, managers, members, partners, directors, employees, agents, representatives and advisors do not) in any way disclose, communicate, transfer or use (other than as allowed by Section 7.5(b)) the Evaluation Material or any Confidential Information or Trade Secrets of another party, without the prior written consent in each instance of such other party. With respect to Trade Secrets, the covenants in the preceding sentence shall apply for as long as the underlying information or data remains a Trade Secret; with respect to Confidential Information and Evaluation Information, these covenants shall apply for three (3) years after the date of this Agreement. All Evaluation Material (including tangible copies and computerized or electronic versions thereof), except for that portion which consists of analyses, compilations, comparisons, studies or other documents prepared by the receiving party, shall remain the property of the disclosing party. The parties agree to cooperate with each other’s reasonable confidentiality procedures as long as any covenant in this Section remains in force.

(d) After the Closing, all Confidential Information, Trade Secrets and Evaluation Materials disclosed by Selling Persons and members of the Keys Group to Buyer hereunder, including, without limitation, all of the same as to the conduct, ownership or operation of each member of the Keys Group shall automatically become indirectly the property of Buyer and shall thereafter be Confidential Information, Trade Secrets and Evaluation Material of Buyer (and shall be treated at all times thereafter as if Buyer were the disclosing party thereof rather than the receiving party thereof).

(e) Each party agrees that it will promptly return to the disclosing party all Evaluation Material received from such disclosing party, together with all Confidential Information and Trade Secrets of such disclosing party, within five (5) days following the written request of such disclosing party after any termination of this Agreement under Section 8.1. The return of the Evaluation Material, Confidential Information and Trade Secrets shall be accomplished by personal delivery or forwarded by reputable couriers properly addressed to the parties as set forth in Section 9.9. As an alternative, the receiving party may destroy all such Evaluation Material, Confidential Information and Trade Secrets, and certify to such disclosing party that such destruction has been carried out. That portion of the Evaluation Material which consists of analyses, comparisons, studies or other documents prepared for confidential use by the receiving party shall be held by the receiving party and kept confidential as provided above, or shall be destroyed and such destruction certified to the disclosing party.

(f) Each party agrees that if it becomes subject to a subpoena or other legal requirement to disclose any of the Confidential Information or Trade Secrets of another party or any Evaluation Material, it will provide the other parties with prompt notice so that the other parties may seek a protective order or other appropriate remedy, as appropriate. If such protective order or other appropriate remedy is denied or otherwise not obtained, the party required to furnish the information shall furnish only that portion of the Confidential Information, Trade Secrets and/or Evaluation Material which is, in the reasonable opinion of its counsel, legally compelled, and will cooperate with the other parties and their counsel to enable the other parties to attempt to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information, Trade Secrets and/or Evaluation Material to be disclosed. Nothing herein shall prevent any party from utilizing or disclosing Confidential Information or Trade Secrets in connection with enforcing its rights or fulfilling its obligations under this Agreement.

7.6 Relief. The parties acknowledge that their failure to comply with the provisions of Section 7.5 will give rise to damages, which may be impossible to measure accurately, and that injuries sustained from any such breach will be incalculable and irremediable; provided, however, that each Selling Person shall only be liable for damages resulting from its, his or her own failure to comply with Section 7.5. Management Sellers shall advise each of the Selling Persons of their respective confidentiality requirements hereunder and the liabilities for any breach thereof. Therefore, it is agreed that any party shall be entitled to, in addition to all other remedies at law, equitable relief, including without limitation an injunction or order of specific performance, in any court of competent jurisdiction, in the event of any breach by any party of Section 7.5. Should litigation be necessary to enforce any provision hereof, the prevailing party shall be entitled to recover all costs, including reasonable attorneys’ fees, incurred prior to suit or after suit, and in all court proceedings, including appellate courts.

7.7 Maintenance and Furnishing of Information.

(a) Selling Persons and Buyer agree that, for such period as may be required by applicable law, he, she, it or they shall not destroy, discard or otherwise render unavailable any books, records, documents, data or other information relating principally to the conduct of the business of each member of the Keys Group or the ownership or operation of the assets and properties of the Keys Group prior to the Closing Date (the “Information”), without first offering the other parties in writing the opportunity to obtain possession thereof at such other party’s sole expense; provided that Information shall not include information created or received by Selling Persons in their capacity as owners of Ownership Interests, and/or options or warrants to purchase Ownership Interests.

(b) Selling Persons and Buyer agree to maintain easy and ready access and to make available to the other parties, at reasonable times after reasonable request therefore and at the requesting party’s sole expense, any Information for the purpose of: (i) preparing for, prosecuting or defending any suit, action, litigation or administration, arbitration or other proceeding or investigation (other than one by or against the non-requesting party) by or against the requesting party; (ii) preparing and filing any Tax Return or election relating to the Facilities or preparing for or defending any examination of Tax or Tax Return by any Authority; or (iii) any other legitimate purpose. The party requesting such information shall reimburse the party providing such Information for reasonable out-of-pocket costs and expenses incurred by the party providing such Information.

(c) The access to files, books and records contemplated by this Section 7.7 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein or to delete competitively sensitive information, shall not extend to any material subject to a claim of privilege unless expressly waived by the party entitled to claim the same, and shall be subject to the confidentiality requirements of Section 7.5.

(d) Buyer shall cause Keys Group to provide Sellers’ Representative, its employees, agents and accountants with such assistance as may be reasonably requested in the connection with their preparation of the financial statements of the Keys Group for the period ending immediately prior to the Closing. Such assistance shall include (i) permitting agents of Sellers’ Representative, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Keys Group which are in the possession of Buyer or its affiliates (including the members of the Keys Group); and (ii) making available for consultation the financial personnel and agents of the Keys Group, including without limitation accountants.

7.8 Post Closing Insurance. In order to provide certain insurance coverage with respect to claims made after the Closing Date that arise out of the operation of Keys, its subsidiaries and affiliates prior to the Closing Date, Buyer agrees to cause Keys, its subsidiaries and affiliates for a period of five years following the Closing to keep in effect the professional liability insurance coverage listed on Schedule 7.8 hereto or to provide Selling Persons with the benefit of replacement insurance coverage (whether through self insurance or otherwise) that is substantially similar in scope and with the same deductible as that maintained by the Keys Group as of the date of this Agreement.

7.9 HSR Notification. On or before August 19, 2005, Selling Persons and Buyer each filed a Pre-Merger Notification and Report Form with the DOJ and the FTC as required by the HSR Act. Selling Persons and Buyer shall cooperate with each other in connection with all follow-up requests for additional information, including sharing information concerning sales and ownership and such other information as may be needed to complete such notification. The notifications submitted by or on behalf of Selling Persons and Buyer requested the early termination of the waiting period specified in the HSR Act. The filing fee required under the regulations promulgated pursuant to the HSR Act shall be borne by Buyer; provided that the Selling Persons shall cause Keys Group to reimburse Buyer for one half of the amount of such filing fee in the event that the Closing does not occur. In the event either Selling Persons or Buyer shall receive a request for additional information or documentary material from the DOJ or the FTC, Buyer shall be primarily responsible for promptly responding to and complying with such request; provided, however, that Selling Persons shall promptly notify Buyer of any request they may receive and shall provide Buyer with all information and documentary materials as are necessary to respond to the request.

7.10 Nature and Survival of Representations and Warranties; Indemnification.

(a) Events of Default. A breach in any respect of any representation or warranty by a party, or a breach as a result of the failure of any of such party to perform any of its respective agreements, covenants and obligations under this Agreement, shall be considered a default hereunder giving rise to the right of indemnification set forth in Section 7.10(c) or Section 7.10(d) hereof, as the case may be.

(b) Survival of Representations, Etc. All representations and warranties made by a party in this Agreement or in any Exhibit, Schedule, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the other party with respect thereto, shall survive the Closing for the following periods:

(i) With respect to the representations and warranties (other than those representations and warranties in the first two sentences of Sections 4.1(a) and 4.2(a) and in Sections 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(j) (but only with respect to Taxes) 4.1(o), 4.1(s), 4.1(x), 4.1(z), 4.2(b) and 4.2(c), and all related Exhibits, Schedules, certificates documents and instruments), any claim arising thereunder must be brought within a period of twenty-two (22) months following the Closing Date.

(ii) With respect to the representations and warranties contained in Sections 4.1(e), 4.1(j) (but only with respect to Taxes), 4.1(o), 4.1(s), 4.1(x), 4.1(z) and 4.2(c) and all related Exhibits, Schedules, certificates documents and instruments, any claim arising thereunder must be brought within the period of the applicable statutes of limitations, including any extension thereof.

(iii) With respect to the representations and warranties contained in the first two sentences of Sections 4.1(a) and 4.2(a) and in Sections 4.1(b), 4.1(c), 4.1(d), and 4.2(b) and all related Exhibits, Schedules, certificates documents and instruments, such representations and warranties shall survive the Closing and any claim arising thereunder may be brought at any time.

(c) Indemnification to Buyer.

(i) The Selling Persons shall jointly and severally to the extent of the funds (if any) held by the Escrow Agent, and thereafter, severally, but not jointly, in accordance with and only to the extent of their Pro Rata Share, indemnify and hold Buyer, (and from and after the Closing, each member of the Keys Group) and their respective affiliates, agents and representatives (each, an “Indemnified Party”), harmless from and against any and all claims, losses, expenses, damages or liabilities (collectively, the “Indemnified Losses”) arising out of or relating to any of the following: (A) a breach of the representations and warranties of Management Sellers set forth in this Agreement or in any other document, Schedule, instrument or certificate furnished to Buyer by or on behalf of Selling Persons and/or any member of the Keys Group in connection herewith; (B) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder on the part of Selling Persons; (C) those matters set forth on Schedule 7.10(c); or (D) any actions, judgments, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to this Section 7.10(c) or the enforcement of this Section 7.10(c) in the event such costs are incurred in connection with a claim that is subject to indemnification hereunder.

(ii) All claims for indemnification under Section 7.10(c) shall be paid first out of the Escrow Amount until exhausted and thereafter shall be paid severally by Selling Persons in accordance with their respective Pro Rata Share until paid in full.

(d) Indemnification to Selling Person. Buyer shall indemnify and hold Selling Persons and their affiliates, agents and representatives (each, an “Indemnified Party”), harmless from and against any and all Indemnified Losses arising out of or relating to any of the following: (i) a breach of the representations and warranties of Buyer set forth in this Agreement or in any other document, Schedule, instrument or certificate furnished to Selling Persons by or on behalf of Buyer in connection herewith; (ii) any breach, violation or nonperformance of a covenant, agreement or obligation to be performed hereunder on the part of Buyer; or (iii) any actions, judgments, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing or defending any litigation or proceedings, commenced or threatened) incident to this Section 7.10(d) or the enforcement of this Section 7.10(d) in the event such costs are incurred in connection with a claim that is subject to indemnification hereunder.

(e) Other than set forth in this Section 7.10(e), no claim for indemnification under this Agreement shall be made by Buyer until the aggregate of all claims made by Buyer equals or exceeds Five Hundred Thousand Dollars ($500,000), at which point claims may be made for losses, damages and liabilities suffered by Buyer in excess of such amount. Other than set forth in this Section 7.10(e), no claim for indemnification under this Agreement shall be made by Selling Persons until the aggregate of all claims made by Selling Persons equal or exceed Five Hundred Thousand Dollars ($500,000), at which point claims may be made for losses, damages and liabilities suffered by Selling Persons in excess of such amount. The foregoing limitations shall not be applicable to any claims relating to or arising out of matters set forth in Section 7.10(c)(i)(B) (C) or (D) (relating to Section 7.10(c)(i)(B) or (C)) or in Section 7.10(d)(ii) or (iii) (relating to Section 7.10(d)(ii)).

(f) In no event shall the aggregate amount of the liability of Selling Persons (taken together) or the liability of Buyer (in each case including all costs and expenses set forth in Sections 7.10(c) and 7.10(d) above) exceed Forty Million Dollars ($40,000,000). The foregoing cap on liability shall not be applicable to the following: (i) the Severance Payments; (ii) the obligations of Selling Persons pursuant to Sections 2.10, 2.11, 2.12, 2.13, and 2.14; or (iii) any matter set forth on Schedule 7.10(c). Notwithstanding the foregoing, in no event shall the aggregate amount of the liability of Selling Persons (taken together), including all costs and expenses set forth in Sections 7.10(c) and 7.10(d) above, exceed Seventy Million Dollars ($70,000,000).

(g) The indemnification obligations of the parties set forth in Sections 7.10(c) and 7.10(d) above shall not include any losses, damages or liabilities to the extent that such losses, damages or liabilities are paid to the indemnified party under insurance coverage policies held by or for the benefit of the indemnified party. To the extent that the indemnified party has such insurance coverage in place, the indemnified party shall use reasonable efforts to collect on such coverage; provided, however, nothing contained in this Section 7.10(g) shall limit either Buyer’s or Selling Persons’ right to proceed concurrently or otherwise against the other. In the event that either Selling Persons or Buyer, as the case may be, receive payment for an indemnification claim from the other and also receives payment from any insurance carrier with respect to the facts or circumstances giving rise to the indemnification claim, such party shall promptly pay over to the other all recoveries received under such insurance policy (after deducting such party’s expenses in pursuing such claim) up to the amount paid on account of such claim by the other party. In the event, however, that any insurance recovery is paid over to the other party pursuant to this Section 7.10(g), and such recovery is subsequently required to be returned to the insurance carrier, the party who received the payment pursuant to this Section 7.10(g) from the other party, shall promptly return the amount of such payment in immediately available funds.

(h) Except to the extent Buyer is liable to a third party, including, without limitation any Authority, for punitive, special, indirect, consequential or individual damages, including loss of profits, neither Buyer nor Selling Persons be liable to the other for any punitive, special indirect, consequential, or incidental damages, including loss of profits.

(i) Except as otherwise provided in this Agreement, from and after the Closing, the exclusive remedy of each party in connection with this Agreement and the transactions contemplated hereby shall be as provided in this Section 7.10.

(j) Any indemnification payment made under this Agreement shall be characterized for Tax purposes (and only for Tax purposes) as an adjustment to the Purchase Price.

(k) In calculating amounts payable to an Indemnified Party, the amount of the Indemnified Losses shall be computed net of any Tax benefit realized by the Indemnified Party with respect to such Indemnified Losses.

(l) Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

(m) No party shall be entitled to recover Indemnified Losses to the extent that the amount of Indemnified Losses has been increased or extended by the willful misconduct, violation of law or bad faith of such party.

(n) In the event that any claims are made with respect to the matters set forth on Schedule 7.10(n), the Selling Persons shall vigorously oppose such claims and shall keep Buyer fully informed with respect thereto. The Selling Persons shall severally, but not jointly, in accordance with and only to the extent of their Pro Rata Share, indemnify and hold Buyer, (and from and after the Closing, each member of the Keys Group) and their respective affiliates, agents and representatives harmless from and against any and all Indemnified Losses arising out of or relating to the matters set forth on Schedule 7.10(n). The limitations contained in Sections 7.10(e) and 7.10(f) shall not apply with respect to the obligations of the Selling Persons pursuant to this Section 7.10(n). Notwithstanding anything to the contrary in this Agreement, the Selling Persons shall not be entitled to utilize any portion of the funds then held by the Escrow Agent in order to satisfy their respective obligations set forth in this Section 7.10(n), provided, however that Buyer, at its election, may make a claim under the Escrow Agreement and be paid out of the Escrow Amount for amounts due on account of the Selling Persons obligations herein.

7.11 Procedure for Indemnification – Non-Third Party Claims. Whenever any claim shall arise for indemnification hereunder and such claim does not involve a demand, claim, action or proceeding made or brought by a third party, including without limitation an Authority, the Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the Indemnified Losses arising therefrom.

7.12 Procedure for Indemnification – Third Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any demand, claim, action or proceeding made or brought by a third party, including without limitation an Authority (a “Proceeding”), such Indemnified Party will, if a claim is to be made against an indemnifying party pursuant to this Article VII, give written notice (the “Claims Notice”) to the indemnifying party of the commencement of the Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the Indemnified Party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice. The Claims Notice shall describe the Proceeding in reasonable detail and shall specify, if known, the amount or an estimate of the amount of the Indemnified Losses arising therefrom.

(b) If any Proceeding referred to in Section 7.12(a) is brought against an Indemnified Party and such Indemnified Party gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurances to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the indemnifying party to the Indemnified Party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (y) it will be conclusively established for purposes of this Agreement that the claims made in the Proceeding are within the scope of and subject to indemnification in accordance with this Article VII and (z) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Party’s consent unless (I) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party; and (II) the sole relief provided is monetary damages that are to be paid in full by the indemnifying party; and (III) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the Indemnified Party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld.) If the indemnifying party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the Indemnified Party may deem appropriate. The indemnifying party will promptly reimburse the Indemnified Party in accordance with the provisions hereof.

7.13 Non-Competition.

(a) As an inducement for Buyer to enter into this Agreement and to consummate the transactions set forth herein, each of Lindley, Smith and Cawood hereby agree, consent to and acknowledge, that for a period of three (3) years from the Closing Date, in every state where any member of the Keys Group was doing business immediately prior to the Closing, neither Lindley, Smith, Cawood nor any of their respective affiliates shall directly or indirectly own, build, invest in, participate in the development of, finance, control or have any other management or consulting role in any entity, facility or operation, whose services or activities compete in any way, in whole or in part, with the services or activities of any member of the Keys Group as of the Closing Date.

(b) As an inducement for Buyer to enter into this Agreement and to consummate the transactions set forth herein, Management Sellers hereby agree, consent to and acknowledge, as applicable, that for a period of three (3) years from the Closing Date neither the Management Sellers nor any of their affiliates shall solicit for employment any employee of the Facilities or interfere with, disrupt or attempt to disrupt the relationship between Buyer and its lessors, lessees, contractors, licensors, licensees, customers, or suppliers pertaining to the operations of any member of the Keys Group or the Facilities; provided that such limitations regarding solicitation shall not apply to any person who (i) responds to an advertisement which is placed in general circulation by or on behalf of Management Sellers and which is not targeted at a person to whom the preceding otherwise would apply or (ii) contacts Management Sellers on her or his own initiative without any direct solicitation by Management Sellers.

(c) Lindley, Smith, Cawood and the Management Sellers each agree and acknowledge their failure to comply with the provisions of this Section 7.13 will give rise to damages which may be impossible to measure accurately and that injuries sustained from such breach may be incalculable and irremediable. Therefore, it is agreed that Buyer shall be entitled, in addition to all other remedies at law to equitable relief, including without limitation an injunction or order of specific performance in any court of competent jurisdiction, in the event of any breach of this Section 7.13. Should litigation be necessary to enforce any provision in this Section 7.13, the prevailing party shall be entitled to recover all costs, including reasonable attorneys’ fees, incurred prior to suit or after suit, in all court proceedings, including appellate courts.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing, as follows:

(a) by Buyer, if Buyer is prepared to close and all conditions of Selling Persons’ obligations to close pursuant to Section 6.2 have been satisfied and Selling Persons fail to close in accordance with Article 3;

(b) by Sellers’ Representative, if Sellers are prepared to close and all conditions to Buyer’s obligations to close pursuant to Section 6.l have been satisfied and Buyer fails to close in accordance with Article 3;

(c) by Buyer, if Selling Persons fail to cure any material breach of this Agreement within thirty (30) days after receiving written notice thereof from Buyer;

(d) by Sellers’ Representative, if Buyer fails to cure any material breach of this Agreement within thirty (30) days after receiving written notice thereof from Sellers’ Representative; or

(e) this Agreement may be terminated by Buyer or Sellers’ Representative in the event that the Closing does not occur on or before October 31, 2005 (unless such date has been extended by mutual agreement of the parties); or

(f) in accordance with the provisions of Section 9.19 hereof.

8.2 Effect of Termination. Each party’s right of termination pursuant to Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate except as otherwise set forth in this Section. In the event this Agreement is terminated pursuant to Section 8.1, the provisions of Section 7.2, Section 7.3, Section 7.5, Section 7.6 and Section 7.10 shall survive any such termination along with any other provisions of this Agreement, which expressly or by implication survive such termination. If this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 9

MISCELLANEOUS

9.1 Assignment. Other than an assignment by Buyer to a subsidiary or an affiliate of Buyer, no party may assign this Agreement, in whole or in part, without the prior written consent of the other parties. At or prior to Closing, Buyer shall have the right to designate one or more subsidiaries or affiliates of Buyer to take title to all or a portion of the Ownership Interests. No such designation shall have the effect of relieving Buyer of its obligations under this Agreement, and Buyer hereby guarantees the performance under this Agreement of any of its subsidiaries or affiliates who assume this Agreement or all or a portion of Buyer’s obligations under this Agreement pursuant to this Section 9.l. Any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

9.2 Waiver, Amendment. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any party unless confirmed in writing. No waiver by any party of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by a writing executed by the parties.

9.3 Interpretation. This Agreement shall not be construed more strictly against any party hereto, regardless of which party is responsible for its preparation, it being agreed that this Agreement was fully negotiated by the parties.

9.4 Headings. The titles, captions and headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect in any way the meaning or interpretation of this Agreement.

9.5 Reference with Agreement. References in this Agreement to numbered or lettered Articles, Sections, subsections, items, Exhibits, Appendices and Schedules refer to Articles, Sections, subsections, items, Exhibits, Appendices and Schedules of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all Exhibits, Appendices and Schedules to this Agreement, all Schedules to such Appendices and all amendments to any of them unless the context shall clearly indicate or require otherwise and all of the above are specifically incorporated herein.

9.6 Binding Effect; Benefits. Subject to Section 9.1, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

9.8 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or when received by mail, certified mail, postage prepaid as to each of the parties hereto or by facsimile transmission, receipt acknowledged, at the respective addresses and facsimile numbers set forth on Schedule 9.8 (or at such other address as to which any such party may have notified the other party(ies) pursuant to the terms hereof).

9.9 Counterparts: Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

9.10 Entire Agreement. This Agreement, together with all Exhibits, Appendices and Schedules to this Agreement and the other Transaction Documents contemplated hereby, contains the entire agreement and understanding concerning the subject matter hereof between the parties and, other than as specifically set forth herein, specifically supersedes any other agreement or understanding among the parties related to the subject matter hereof.

9.11 Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

9.12 Sellers’ Representative. Each Selling Person hereby irrevocably appoints Harbinger Private Equity Fund I, L.L.C. (the “Sellers’ Representative”) as the agent of such Selling Person for all purposes relating to or in connection with any transaction contemplated by or relating to this Agreement and to be carried out prior to, at or after the Closing including, but not limited to: (i) approving any immaterial modifications or amendments to this Agreement; (ii) making decisions with respect to the determination of the Aggregate Net Working Capital of the Keys Group; (iii) the appointment of the Escrow Agent and execution and delivery of the Escrow Agreement; (iv) entering into any settlement or submitting the dispute to the Independent Auditor; (v) taking any action that may be necessary or desirable, as determined by the Sellers’ Representative, in its reasonable discretion, in connection with the termination of this Agreement; (vi) executing and delivering, on behalf of the Selling Persons’ any and all notices, documents or certificates to be executed by the Selling Persons in connection with this Agreement and the transactions contemplated hereby; (vii) granting any consent or approval on behalf of the Selling Persons under this Agreement; (viii) negotiating, compromising and resolving disputes with the Buyer that arise under this Agreement including disputes regarding indemnification claims by any party; (ix) exercising or refraining from exercising any remedy available to Selling Persons; (x) waiving any and all conditions in Section 6.2; (xi) retaining such counsel, accountants and other professional advisors as the Sellers’ Representative reasonably deems necessary or appropriate to perform its duties hereunder; (xii) giving such instructions and doing such other things and refraining from doing such other things as Sellers’ Representative in its sole discretion deems necessary or appropriate to carry out the provisions of the Transaction Documents to which it is a party; and (xiii) to pay the fees, costs and expenses reasonably incurred by the Sellers’ Representative in the performance of its duties hereunder from the Sellers’ Representative Reserve. In the event that the Sellers’ Representative Reserve is insufficient to pay such fees, costs and expenses, each Selling Person agrees to promptly pay its Pro Rata Share of such amounts in the manner specified in a written notice from Sellers’ Representative. Each Selling Person hereby irrevocably appoints the Sellers’ Representative as such Selling Person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Selling Person’s name, place and stead, in any and all capacities (other than as agent for service of process), in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Selling Person’s Ownership Interest as fully to all intents and purposes as such Selling Person might or could do in person; such appointment as attorney-in-fact is coupled with an interest. Each Selling Person hereby authorizes the Buyer and its affiliates to rely upon the agency created hereby and releases Buyer and its affiliates from any and all liability to such Selling Person of whatever nature arising out of or relating to such agency, to the same extent as though any act committed or omitted by the Sellers’ Representative pursuant to such agency had been committed or omitted by such Selling Person. On thirty (30) days prior written notice to the Selling Persons and to Buyer, the Sellers’ Representative may resign its appointment. Prior to the effective date of such resignation, those Selling Persons holding more than 50% of the Pro Rata Share shall designate in writing a replacement Sellers’ Representative who shall possess the same rights and obligations as the then existing Sellers’ Representative. Immediately upon designation of a replacement Sellers’ Representative, Selling Persons shall cause written notice of such designation of the replacement Sellers’ Representative to be delivered to Buyer, along with all contact and notice information for such replacement Sellers’ Representative.

9.13 Indemnification of Sellers’ Representative. Selling Persons hereby agree to indemnify and to save and hold harmless the Sellers’ Representative severally, not jointly, in accordance with their respective Pro Rata Share from any liability loss, cost, damage or expense, including attorneys fees (reasonably incurred or suffered as a result of the performance of its duties under this Agreement) incurred by the Sellers’ Representative based upon or arising out of any act, whether of omission or commission, of the Sellers’ Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Sellers’ Representative that constitute gross negligence or willful misconduct in the exercise by the Sellers’ Representative of the authority herein granted.

9.14 Reserved.

9.15 Knowledge. “Knowledge of Management Sellers” (and any similar expression) means, as to a particular matter, the actual knowledge of any person specified on Schedule 9.15(a) hereto. Knowledge with respect to Buyer means, as to a particular matter, the actual knowledge of any person specified on Schedule 9.15(b) hereto.

9.16 Dispute Resolution.

(a) Agreement to Arbitrate. The parties plan to work together to implement this Agreement. However, the parties understand that issues and conflicts may arise. The parties acknowledge their desire to reach a working solution by using good faith attempts to resolve such issues and conflicts. If such good faith attempts are unsuccessful, the parties agree that, except as otherwise provided in this Agreement, either Buyer or Sellers’ Representative may demand arbitration of any claim, controversy, issue or dispute (hereafter “Dispute”) arising out of or relating to this Agreement, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.

(b) Location of Arbitration; Rules. Arbitration shall be conducted in Wilmington, Delaware under the Commercial Arbitration Rules then in effect of the American Arbitration Association (“AAA”), and administered by the AAA.

(c) Selection of Arbitrator(s).

(i) In the event of arbitration with an amount in controversy equal to or less than $250,000, arbitration shall be conducted by one (1) neutral arbitrator mutually agreed upon by the parties. If no arbitrator is agreed upon within ten (10) days of commencement of Arbitration, or if the arbitrator selected by the Buyer and Sellers’ Representative is unable or unwilling to arbitrate the Dispute, the parties shall request that a neutral arbitrator be selected by the AAA.

(ii) In the event of arbitration with an amount in controversy greater than $250,000, Arbitration shall be conducted by three neutral arbitrators. Within fifteen (15) days of commencement of arbitration, each of Buyer and Sellers’ Representative shall select one (1) neutral arbitrator in whatever area(s) of expertise such party believes is relevant to the dispute. Within ten (10) days of their appointment, the two (2) neutral arbitrators so selected shall select the third neutral arbitrator from a list provided by the AAA who shall be a practicing attorney having experience in the area of commercial contracts and who shall act as chair of the arbitration panel. If the arbitrators selected by Buyer and Sellers’ Representatives are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA.

(d) Procedure. The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, in the discretion of the arbitrator(s) to discover relevant information from the opposing party about the subject matter of the Dispute. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the sole arbitrator or the chair of the arbitration panel, as the case may be, and shall be governed by the Federal Rules of Civil Procedure. The award by the arbitrator(s) shall be in writing, shall be signed by the sole arbitrator or a majority of the arbitrators, as the case may be, and shall include a statement of findings of fact and conclusions regarding the reasons for the disposition of any claim. No statements by, or communications between, the parties during negotiation or mediation, or both, will be admissible for any purpose in arbitration.

(e) Costs and Expenses. As between Buyer and Selling Persons, each shall bear its own expenses and its attorney’s fees and expenses, and shall equally share the arbitrators’ fees, administrative fees and travel expenses, provided, however, that each of Buyer and the Selling Parties shall be responsible for 50% of the fees and expenses due to the Escrow Agent. Judgment on the award entered by the arbitrators may be entered in and enforced by any court of competent jurisdiction.

(f) Limitations/Injunctive Relief. Except as set forth in Section 7.10(h), the arbitrator shall not be empowered to award punitive, special, indirect, consequential or incidental damages, including loss of profits. Notwithstanding the foregoing, either party may resort to a court by applying for interim, injunctive, or equitable relief, if such party reasonably determines that such relief is necessary to prevent irreparable injury to it or to a third party.

9.17 Consent and Waiver of Rights. As additional consideration for receiving his/her/its Pro Rata Share of the net proceeds of the Purchase Price, each Selling Person hereby: (a) acknowledges that this Agreement contemplates the sale of all of the Ownership Interests in Keys by all of the Selling Persons to Buyer and that pursuant to it all of the holders of Preferred Shares and Common Shares are selling their Ownership Interests to Buyer; (b) waives any and all rights to receive notice of the proposed sale of Ownership Interests by any of the other Selling Persons to which the Selling Person might otherwise be entitled under the Limited Liability Company Agreement dated January, 2002, as amended (the “Operating Agreement”), the Investors’ Rights Agreement dated January, 2002, the Series B Common Share Purchase Warrant dated September 24, 2002, or any other agreement, instrument or document (collectively, the “Share Agreements”); (c) waives any and all rights to purchase Ownership Interests from any of the other Selling Persons which the Selling Person might have under the Share Agreements; (d) consents to the sale by each of the other Selling Persons of his/her/its Ownership Interests to Buyer pursuant to this Agreement free and clear of all Liens; and (e) waives his/her/its right to apply Section 11.2 of the Operating Agreement to the purchase of Ownership Interests by Buyer.

9.18 Waiver of Existing Non-Competition and Non-Solicitation Covenants. Buyer hereby agrees to waive and cause Keys to waive any right it might have following Closing to enforce the non-competition and non-solicitation covenants contained in Section 9.5 of the Operating Agreement with respect to the Selling Persons. Furthermore, Buyer hereby agrees to waive and cause Keys to waive any right it might have following Closing to enforce the non-competition and non-solicitation covenants contained in Section 10(d) of the Key’s Share Option Plan with respect to Selling Option Holders. Nothing contained in this Section 9.18 shall modify, restrict or otherwise affect in any way Buyer’s rights under the provisions set forth in Section 7.13.

9.19. Schedules. Between October 3, 2005 and October 5, 2005, Buyer and the Management Sellers shall review the Schedules provided to such party and shall communicate with each other in order to determine if they can reach mutual agreement regarding the content of the Schedules under this Agreement. In the event that Buyer and the Management Sellers are unable to reach mutual agreement regarding the content of the Schedules required under this Agreement by 6:00 p.m. ET on October 5, 2005 (or such later date or time as the Buyer and the Management Sellers may mutually agree upon in writing), then either Buyer or the Management Sellers may upon written notice to the other terminate this Agreement.

9.20 Red River. Red River Ventures I, L.P. (“RRV”) is the owner of one hundred percent of the issued and outstanding capital stock (the “KGK Stock”) of Keystone Group Kids, Inc. (“KGK”) and has requested that Buyer consider acquiring the Ownership Interests held by KGK indirectly through a purchase of the KGK Stock. In the event Buyer determines, in its sole discretion, that it is willing to acquire KGK’s Ownership Interests indirectly through a purchase of the KGK Stock, the Selling Persons hereby consent to Buyer’s purchase of the KGK Stock. If, contemporaneous with the Closing, the Sellers’ Representative receives (i) written notice from Buyer that it will be consummating the purchase of the KGK Stock contemporaneously with the Closing and (ii) an undertaking by RRV in favor of the Selling Persons and Buyer, in a form acceptable to Sellers’ Representative and Buyer, whereby RRV agrees (a) to become a substitute party, in all respects, for KGK under this Agreement and (b) to assume and be responsible for all liabilities and obligations which KGK would have been responsible for under this Agreement and all other Transaction Documents but for the substitution of parties; then, at Closing, the Sellers’ Representative will deliver to Buyer and KGK a release acceptable to Buyer releasing KGK from any liability and obligations under this Agreement all other Transaction Documents. Notwithstanding anything herein to the contrary, it is expressly understood and agreed that Buyer shall be under no obligation to purchase the KGK Stock or enter into negotiations for the purchase of the KGK Stock or take any other action with respect thereto.

[signature pages follow]

[Signature Page 1 of 2 of Ownership Interest Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement as of the day and year first above written.

Keystone Group Kids, Inc.

/s/ Bruce Duty
Bruce Duty Authorized Officer

Harbinger Private Equity Fund I, L.L.C.

/s/ Michael Luce
Michael Luce Authorized Officer

/s/ Michael Lindley
Michael Lindley

/s/ Martin Weber
Martin Weber

Ameris Healthcare Investments, LLC

/s/ Sam Lewis
Sam Lewis Authorized Officer

/s/ Al Smith
Al Smith

/s/ Rodney Cawood
Rodney Cawood

/s/ Jeff Cross
Jeff Cross

/s/ Brad Gardner
Brad Gardner

/s/ Don Wert
Don Wert

/s/ Mike McCulla
Mike McCulla

/s/ J. Rainer Twiford
J. Rainer Twiford

/s/ Buddy Turner
Buddy Turner

/s/ Mike White
Mike White

/s/ Gail Debiec
Gail Debiec

/s/ Brad Williams
Brad Williams

/s/ Rob Minor
Rob Minor

/s/ Jim Shaheen
Jim Shaheen

[Signature Page 2 of 2 of Ownership Interest Purchase Agreement]

/s/ Rod Gaeta
Rod Gaeta

Universal Health Services, Inc.

/s/ Steve Filton
Steve Filton Authorized Officer

EXHIBIT A

KEYS COMPANIES

Keystone Nevada, LLC

Keystone Memphis, LLC

Keystone Education Transportation, LLC

Elmira NPS, LLC

Alicante School Elk Grove, LLC

Keystone Savannah, LLC

Keystone Newport News, LLC

Keystone Marion, LLC

Keystone WSNC, L.L.C.

Keystone Oklahoma City, LLC

CCS/Altacare of Arkansas, Inc.

Chad Youth Enhancement Center, Inc.

CCS/Bay County, Inc.

CCS/Meadow Pines, Inc.

Ventures Healthcare of Gainesville, Inc.

CCS/Little Rock, Inc.

CCS/Rivendell of Kentucky, Inc.

CCS/Lansing, Inc.

Associated Child Care Educational Services, Inc.

American Clinical Schools, Inc.

Alabama Clinical Schools, Inc.

Pennsylvania Clinical Schools, Inc.

Tennessee Clinical Schools, Inc.

Keystone NPS, LLC

Keystone Continuum, LLC

Keystone Detention, LLC

Keystone Richland Center, LLC

Keystone DJJ, LLC

Keystone Charlotte, LLC

Keystone JJAEP, LLC

EXHIBIT B

KEYS FACILITIES

Facility	State

Alabama Clinical Schools	AL

Tennessee Valley Juvenile Detention Center	AL

Tuscaloosa Juvenile Detention Center	AL

Bristol Youth Academy	FL

Jacksonville Youth Center	FL

The H.O.P.E. Program	FL

Nueces County Juvenile Justice	TX

Cedar Grove	TN

Chad Youth Enhancement Center	TN

Cherokee Park Youth Center	TN

Compass Intervention Center	TN

Hermitage Hall	TN

McDowell Center for Children	TN

Natchez Trace Youth Academy	TN

Upper East Tennessee	TN

Old Vineyard Youth Services	NC

The Keys of the Carolinas	NC

Keystone Newport News Youth Center	VA

Marion Youth Center	VA

Pennsylvania Clinical Schools	PA

Children’s Comprehensive Services of Ohio	OH

Turning Point Youth Center	MI

Highlander Children’s Services	CA

Keystone Carmichael	CA

Keystone Desert Hot Springs	CA

Keystone Elmira	CA

Keystone Grand Terrace	CA

Keystone Hemet	CA

Keystone Highlander	CA

Keystone Laguna	CA

Keystone Mar Vista	CA

Keystone Ramona	CA

Keystone Rancho Cucamonga	CA

Keystone Riverside	CA

Keystone Steele Canyon	CA

Keystone Vallejo	CA

Keystone Van Nuys	CA

Keystone Victorville	CA

Keystone Ventura	CA

EXHIBIT C

FORM OF ESCROW AGREEMENT

See Attached